UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.__)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under 240.14a-12

LIGAND PHARMACEUTICALS INCORPORATED
Name of Registrant as Specified In Its Charter
Name of Person(s) Filing Proxy Statement, if other than the Registrant
Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	Friday, June 9, 2023
TIME	8:30 a.m. (Pacific Time)
VIRTUAL MEETING LINK	www.meetnow.global/MM4VLXU
RECORD DATE	April 14, 2023

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 9, 2023 at 8:30 a.m. Pacific time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.meetnow.global/MM4VLXU on the meeting date and at the time described in the accompanying proxy statement. There is no physical location for the annual meeting. The annual meeting will be held for the following purposes:

1.    To elect a board of directors for the forthcoming year. Our board of directors has nominated the following seven persons, each to serve for a one year term to expire at the 2024 annual meeting of stockholders: Jason M. Aryeh, Todd C. Davis, Nancy R. Gray, Ph.D., Jason Haas, John W. Kozarich, Ph.D., John L. LaMattina, Ph.D. and Stephen L. Sabba, M.D.
2.    To ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2023.
3.    To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
4.    To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of our named executive officers as required by Section 14(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years.
5.    To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on April 14, 2023 will be entitled to vote at the annual meeting. We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Most stockholders will receive only a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and for voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.

Our stock transfer books will remain open between the record date, April 14, 2023, and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our offices and at the meeting. Whether or not you plan to participate in the virtual annual meeting via live webcast, please vote by internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you attend the virtual annual meeting and vote at the meeting through the virtual annual meeting portal, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

This proxy statement and our annual report are available electronically at www.envisionreports.com/LGND.

By Order of the Board of Directors,

/s/ ANDREW REARDON
Andrew Reardon Chief Legal Officer and Secretary
San Diego, California
April 20, 2023

PROXY STATEMENT SUMMARY

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 9, 2023 at 8:30 a.m. Pacific time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.meetnow.global/MM4VLXU on the meeting date and at the time as described elsewhere in this proxy statement. There is no physical location for the annual meeting. Our proxy statement and related materials are first being made available to our shareholders on or about April 20, 2023. We encourage you to read the entire proxy statement before casting your vote.

BUSINESS HIGHLIGHTS

Our business is focused on acquiring or funding programs and technologies that pharmaceutical companies use to discover and develop medicines. Our business model provides a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. The biotechnology industry is characterized by binary clinical risk, in that, either a drug candidate is successfully developed and receives regulatory marketing approval, or the drug candidate fails in clinical trials. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner while mitigating the binary clinical risk associated with developing a single program.

Our business model is focused on funding mid to late-stage drug development in return for economic rights and out-licensing our technology platforms to help partners discover and develop medicines. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. Our Captisol platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Our Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences and Baxter International.

Our revenue consists of three primary elements: royalties from commercialized products, sales of Captisol material and contract revenue from license, milestone and other service payments. We selectively pursue acquisitions and drug development funding opportunities that address high unmet clinical needs to bring in new assets, pipelines and technologies to aid in generating additional potential new revenue streams.

2022 was a transformative year for Ligand, both operationally and financially. On November 1, 2022, we completed the spin-off of our OmniAb antibody discovery business followed by a business combination of OmniAb with Avista Public Acquisition Corp. II, resulting in OmniAb becoming an independent publicly traded company. Following the spin-off of OmniAb, we believe we are well positioned to achieve significant revenue growth coupled with a lean cost structure.

Our initial and primary goal for the company is to maintain a laser-like focus on financial performance. To that end in 2022 we had a strong finish to the year. Key components to highlight:
•Royalty revenue grew by nearly 50% to $72.5 million compared to $48.9 million in 2021.
•Our balance sheet ended the year with over $200 million of cash, cash equivalents and short-term investments.
•We successfully completed the spin-off of OmniAb, which enables us to refocus on our core strengths and original value proposition.
•The recent FDA approval of sparsentan for the treatment of IgA nephropathy, being developed and commercialized by our partner Travere Therapeutics, should add to our royalty generating portfolio and positions us for strong continued growth.

As a life sciences technology company, we are built upon several diverse technology platforms to serve our large portfolio of partners and customers. Our focus is to develop or acquire technologies or fund programs that help pharmaceutical companies discover and develop medicines. We partner with clinical development companies in order to accumulate mid to late-stage clinical royalty assets.

We have a very talented leadership team, a highly engaged and experienced board of directors, and a dedicated team of scientists driving the business. In parallel with our business success, we are a team that cares about our communities and the environment. We are dedicated to social equality and have implemented measures to help elevate our voice on this important topic. And we are implementing measures to reduce our carbon footprint and minimize consumables and other factors of production in running our technology. What we do matters. We are contributing to the advancement of some vitally important medicines to advance human health.

As we are further building the business, we continue to license our existing platforms and portfolio assets to generate as many new product royalty opportunities as possible, while also exploring opportunities to invest capital directly into clinical stage development assets with superior risk reward profiles.

PARTNERED PIPELINE

BROAD PORTFOLIO WITH OVER 80 DIFFERENT PARTNERS

CAPTISOL®

Discovery
Preclinical
Phase 1
Phase 2
Phase 3
Registration
Approved
Approved
Registration
Phase 3
Phase 2
Phase 1
Preclinical
Discovery

PELICAN™

P. fluorescens expression technology

PROPRIETARY COMPOUNDS

The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote.

OUR BOARD’S VOTING RECOMMENDATIONS

Item	Description of Proposal	Recommendation	Page
1	Election of directors	FOR	13
2	Ratification of independent registered public accounting firm	FOR	21
3	Approval of compensation of named executive officers	FOR	24
4	Frequency of stockholder vote on executive compensation	ONE YEAR	25

DIRECTOR NOMINEES

Please find a list of director nominees to our board of directors (the “Board”) below. The size of our Board is currently set at seven directors. During 2022 we added one director, three directors departed to join the board of directors of OmniAb, Inc. in connection with the spin-off and one director resigned in connection with his retirement, after which the number of directors was set at seven. We maintain a diverse Board, which represents a wide range of experience and perspectives important to enhance the Board's effectiveness in fulfilling its oversight role. Additional information for each nominee can be found under “Proposal No. 1: Election of Directors.”

Name	Age*	Director Since	Professional Background
Jason M. Aryeh (HC)(N)	54	2006	Founder and Managing General Partner of JALAA Equities, LP
Todd C. Davis	62	2007	Chief Executive Officer of Ligand Pharmaceuticals Incorporated Co-Founder and Former Managing Partner of HealthCare Royalty Partners
Nancy R. Gray, Ph.D.(A)(N)	63	2017	President and Chief Executive Officer of Gordon Research Conferences
Jason Haas(A)(HC)	55	2022	Chief Financial Officer of Syros Pharmaceuticals Former Co-Head of Americas, Healthcare Investment Banking at Barclays
John W. Kozarich, Ph.D. (N)	73	2003	Chief Executive Officer of Marsal Therapeutics Chairman of the Board of Curza Global, LLC Former Vice President for Merck Research Laboratories
John L. LaMattina, Ph.D.(HC)	73	2011	Senior Partner and Board Member at PureTech Ventures Former President for Pfizer Global R&D
Stephen L. Sabba, M.D.(A)	63	2008	Leading BioPharma Analyst and Fund Manager for Knott Partners, L.P.
*      As of April 14, 2023.
(A) Member of the audit committee (the “Audit Committee”).
(HC) Member of the human capital management and compensation committee (the “Human Capital Management and Compensation Committee”).
(N) Member of the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”),

CURRENT BOARD COMPOSITION

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 20, 2023)
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
Asian	0	1
White	1	5

The illustration below summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience of our Board as a whole. This is a high-level summary that is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. The details of each nominee’s competencies are included in each nominee’s biography.

Experience/Skills	Kozarich	Aryeh	Davis	Gray	Haas	LaMattina	Sabba
Life Science Industry	✓	✓	✓	✓	✓	✓	✓
Science/Technology	✓			✓		✓	✓
C-Suite Leadership	✓		✓	✓	✓	✓
Regulatory Compliance						✓	✓
Financial/Accounting	✓	✓	✓	✓	✓		✓
Government/Public Policy				✓		✓

2022 ESG HIGHLIGHTS

We aim to deliver long-term sustainable value to our stakeholders by promoting a diverse, inclusive and supportive culture; inspiring innovation; and fostering trust throughout our organization and within the communities we serve. Our corporate sustainability program continually identifies, assesses and manages the environmental, social and governance (“ESG”) factors that are relevant to our long-term performance. Our sustainability program takes into account the interests of our key stakeholders including employees, partners, our communities and our shareholders.

Our ESG priorities include energy and resource efficiency, employee and board diversity, workplace health and safety, waste management, human capital management, leadership with vendors and partners on environmental goals, business ethics and compliance, and data privacy and protection.

The Board reviews and assesses our ESG programs to ensure we are meeting our commitments to all of our stakeholders. In addition, our directors have committed themselves to various environmental and social diversity initiatives such as founding a non-profit conservation company, volunteering on boards of multiple non-profit organizations dedicated to social equality and meeting the needs of members of underrepresented groups, as well as sponsoring programs focused on identifying and providing high-value R&D jobs for women and people in underrepresented communities. See www.ligand.com for information about our ESG initiatives. Selected aspects of our program are discussed below.

Focus Areas	Description
Environmental
During 2022, we made good progress on our ESG efforts. We initiated a $2.5 million solar investment at Kansas University Innovation Park, modified the Captisol manufacturing process resulting in water savings and packaging reduction, implemented other green initiatives that reduce our overall carbon footprint, implemented employee programs to educate and provide incentives for conservation, enhanced recycling and disposal programs for corporate and laboratory materials and electronic waste, and installed low-voltage lighting in offices. In addition, we hold regular safety meetings and inspections to minimize risks associated with our R&D work. Under the leadership of the Ligand Environmental Action Force (“LEAF”), a committee of employee volunteers with representatives at all of operating sites that manages corporate conservation initiatives and promotes awareness and involvement in environmental and conservation programs, we have made donations to nonprofit organizations focused on environmental protection.

Social
As a growing organization, we have active employee recruiting and our priority is to hire the best and pursue a racially and gender diverse organization built on inclusion and trust. As of December 31, 2022, approximately 26% and 14% of our workforce is Asian and Hispanic, respectively. We work with minority organizations for outreach to identify qualified candidates. Our ongoing efforts include:
•providing our employees work equipment in a safe and ergonomic manner;
•providing our laboratory workers all necessary personal protective equipment;
•encouraging our employees to be charitable and to support local, national, and international 501(c)(3) organizations by providing a company match to employee charitable cash contributions; and
•supporting employee involvement in local community service, conservation, and social justice programs by offering paid time off.
Under the leadership of the Alliance for Social Equality (“ASE”), a committee of employee volunteers with representatives at all of operating sites to promote education, awareness and involvement in social equality and diversity, we have made donations to nonprofit organizations that protect underserved communities in the United States.

Governance	ESG matters are managed and monitored by senior management throughout the year and the Board exercises oversight over ESG matters. We have an Extended Leadership Team that periodically discusses and reviews workforce diversity and inclusion. We have also reviewed and provided regular employee training on cybersecurity policies. We have a private incidence hotline to allow anyone to anonymously report concerns or report to the Board any violations of laws, the code of conduct or other company policies. We also engaged ESG consultants to assist with policy reviews.

KEY EXECUTIVE COMPENSATION PRACTICES

We endeavor to maintain sound executive compensation policies and practices consistent with our executive compensation philosophy. The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our shareholders’ long-term interests. For more detailed information, please see the discussion under “Compensation Discussion and Analysis—Our Executive Compensation Practices.”

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The Human Capital Management and Compensation Committee retains an independent compensation consultant.
Annual Peer Group Analysis	✓	The Human Capital Management and Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Benefits	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated for our executive officers in connection with a change in control.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Employment Agreements	✗	We do not provide our executive officers with employment agreements
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?
At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement and the selection, on an advisory basis, of the frequency of the stockholder vote on such compensation.

How can I attend the annual meeting?
The annual meeting will be conducted virtually via live webcast. You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on the record date, April 14, 2023 (the “Record Date”), or if you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.meetnow.global/MM4VLXU. You also will be able to vote your shares online by attending the annual meeting by webcast. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

To participate in the annual meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, and wish to attend the annual meeting, you must register in advance using the instructions below.
The online meeting will begin promptly at 8:30 a.m., Pacific time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the annual meeting virtually on the internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. Please follow the instructions on the Notice of Internet Availability of Proxy Materials or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, commonly known as holding shares in “street name,” you must register in advance to attend the virtual annual meeting. To register to attend the annual meeting you must submit proof of your proxy power (legal proxy) reflecting your ownership of shares of Ligand common stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 2:00 p.m., Pacific time, on June 6, 2023. Contact your bank or broker to obtain the legal proxy to provide to Computershare.

You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to our transfer agent Computershare at the following:
•By email - Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail – Computershare
 Ligand Pharmaceuticals Incorporated Legal Proxy
 P.O. Box 43001
 Providence, RI 02940-3001

What if I have trouble accessing the annual meeting virtually?	The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Who can vote at the meeting?
Only stockholders of record as of the close of business on the Record Date are entitled to vote the shares of stock they held on that date. Stockholders may vote by attending the annual meeting or by proxy (see “How can I attend the annual meeting” above and “How do I vote by proxy?” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person (including as a participant in the virtual annual meeting) or represented by proxy, will be a quorum for the transaction of business at the meeting.

How many votes do I have?	Each share of our common stock that you own as of April 14, 2023 entitles you to one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

What is a “broker non-vote”?	A broker non-vote occurs when a broker holding shares for a beneficial owner, commonly known as holding shares in “street name,” does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

How are votes counted?
Directors will be elected by a favorable vote of a plurality of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement, the selection, on an advisory basis, of the frequency of the stockholder vote on such compensation, and any stockholder proposals. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes are expected to result from this proposal.

Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. As a result, broker non-votes will have no effect on the outcome of the vote.

For purposes of the proposal regarding the frequency of the non-binding vote on our executive compensation, we will consider the frequency alternative of one year, two years or three years that receives the highest number of votes to be the frequency that has been selected by stockholders. Abstentions will have no effect on the outcome of this vote. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the frequency of the non-binding vote on our executive compensation. As a result, broker non-votes will have no effect on the outcome of the vote.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions or broker non-votes will be counted for purposes of determining the presence of a quorum.

Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2022 annual report and voting instructions over the internet at http://www.envisionreports.com/LGND, by calling toll-free (866) 641-4276, or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Ligand Pharmaceuticals Incorporated” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before May 30, 2023 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Our proxy statement and related materials are first being made available to our shareholders on or about April 20, 2023. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the annual meeting.

How do I vote by proxy?	Record Holders
If you are a stockholder of record on the Record Date, you may vote in one of the following four ways:
:
By the internet. You may go to www.envisionreports.com/LGND 24 hours a day, 7 days a week, and follow the instructions. You will need the 15-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 8, 2023.

'
By telephone. On a touch-tone telephone, you may call toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and follow the instructions. You will need the 15 digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 8, 2023.

.
By mail. If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote by proxy by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. You should mail the proxy card form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

:
At the annual meeting. You may vote your shares at the virtual annual meeting by the internet if you attend via live webcast. See “How can I attend the annual meeting?” and “How do I register to attend the annual meeting virtually on the internet?” above for additional details.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and votes are recorded and confirmed immediately.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote during the annual meeting, you must obtain a valid proxy from your broker, bank or other agent and register with Computershare no later than 2:00 p.m., Pacific time, on June 6, 2023. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. See “How do I register to attend the annual meeting virtually on the internet” above for additional details on how to register with Computershare.

May I revoke my proxy?	If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy by sending in another signed proxy with a later date, by notifying our corporate secretary, Andrew Reardon, in writing before the annual meeting that you have revoked your proxy, or by attending the annual meeting and voting during the meeting.

What is the quorum requirement?	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued, outstanding and entitled to vote are present via live webcast or represented by proxy at the annual meeting. On the Record Date, there were 17,175,550 shares outstanding and entitled to vote. Accordingly, 8,587,776 shares must be represented by stockholders present via live webcast or represented by proxy at the annual meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person (as an attendee to the live webcast) or represented by proxy, may adjourn the annual meeting to another time or place.

I share an address with another stockholder, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the SEC permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual report to any household at which two or more stockholders reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.

In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to stockholders who share an address (unless we received contrary instructions from the affected stockholders prior to the mailing date). We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by stockholders who share an address and are currently receiving multiple copies, can be made by stockholders of record by contacting our corporate secretary at Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Blvd, Suite 110, San Diego, CA 92121, or by telephone at (858) 550-7500. Such requests by street name holders should be made through their bank, broker or other holder of record.

How can I find out the results of the voting at the annual meeting?	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Proposal No. 1
ELECTION OF DIRECTORS

The persons named below have been nominated by the Board to serve as directors of our company until the next annual meeting of stockholders and until their successors have been elected and qualified. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of our company. As of the date of this proxy statement, the Board is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those named are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.

BUSINESS EXPERIENCE OF DIRECTOR NOMINEES

Jason M. Aryeh has served as a member of the Board since September 2006. Mr. Aryeh has more than twenty years of equity investment experience focused on the life sciences industry. He is the Founder and Managing General Partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors. He has served in such capacity since 1997. Mr. Aryeh currently serves on the board of directors of Anebulo Pharmaceuticals, a publicly-traded biotechnology company as well as on the board of directors of Orchestra BioMed, a privately-held life sciences company. Since 2006, Mr. Aryeh has served as chairman of the board, on the board of directors or as a consultant to many other public and private life sciences companies and charitable foundations, including the Novelion Therapeutics Inc. board from June 2012 to August 2018 and the Cystic Fibrosis Foundation’s Therapeutics board. Mr. Aryeh also serves as chairman of the board of directors of Rio Grande Renewables, LLC, a renewable energy company he co-founded in 2009. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. Mr. Aryeh’s experience in capital markets, including his service as managing general partner of a hedge fund focused on the life sciences sector, contributed to the Board’ conclusion that he should serve as a director of our company.

Todd C. Davis is our Chief Executive Officer, a position he has held since December 2022, and has served as a member of the Board since March 2007. Mr. Davis was the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm founded in 2018. From 2006 until 2018, Mr. Davis was a Founder and Managing Partner of HealthCare Royalty Partners, a global healthcare investment firm which grew from zero to approximately $4 billion in capital commitments during his tenure. Previously, Mr. Davis served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several sales and marketing positions of increasing responsibility. Subsequently he led corporate development and held strategic planning and general management responsibilities at Elan Pharmaceuticals. Cumulatively he has almost thirty years of experience in both operations and investing in the biopharmaceutical and life sciences industries. Mr. Davis has been involved in over $3 billion of healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions. He has also led, structured and closed over 40 additional intellectual property licenses, as well as hybrid royalty-debt transactions. Mr. Davis is a navy combat veteran and holds a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard University. He currently also serves on the boards of Palvella Therapeutics Inc. and ViroCell Biologics – both privately held companies. He is a former board member of the Harvard Business School Healthcare Alumni Association. Mr. Davis’ extensive knowledge of our business, as well as his financial and accounting expertise and his service as a director of public and private companies contributed to the Board’ conclusion that he should serve as a director of our company.

Nancy R. Gray, Ph.D., has served as a member of the Board since August 2017. Dr. Gray has acted as the President and CEO of Gordon Research Conferences (“GRC”), a non-profit organization focused on organizing international scientific conferences, since 2003. In her capacity as CEO of the GRC, she is dedicated to social equality initiatives such as managing a diversity initiative that supports the attendance of over 250 U.S. underrepresented minority scientists at GRC each year and working with HBCUs (historically black colleges and universities) to recruit minority undergraduate students for summer internships at GRC. Dr. Gray currently serves on the board of Slater Technology Fund, an evergreen not-for-profit fund dedicated to supporting new venture development in Rhode Island. From December 1997 until August 2003 she served as the Director of Membership for the American Chemical Society. Prior to that, Dr. Gray worked as a Senior Research Scientist at Exxon/Mobil Research and Engineering, a subsidiary of Exxon Mobil Corporation focused on researching oil and gas. Dr. Gray is a Fellow of the Royal Society of Chemistry, a Fellow of the American Association for the Advancement of Science and a member of the American Chemical Society. She was a Research Fellow at the Foundation on Matter Institute for

Atomic and Molecular Physics in Amsterdam, and completed the Harvard Executive Education Finance for Senior Executives program. She also has authored or co-authored numerous scientific articles. Dr. Gray received her B.S. in Chemistry from the University of Notre Dame in 1981 and her Ph.D. in Fuel Science from The Pennsylvania State University in 1985. Dr. Gray’s scientific background and knowledge of the biotechnology industry contributed to the Board’ conclusion that she should serve as a director of our company.

Jason Haas has served as a member of the Board since June 2022. Since October 2021, Mr. Haas has been the CFO of Syros Pharmaceuticals, a Nasdaq listed biotech company focused on developing oncology therapeutics. Prior to Syros, Mr. Haas spent over 25 years in healthcare investment banking where he executed many strategic transactions and supported companies through equity and debt financings, mergers and acquisitions, divestitures, and spin-offs. From 2016 to October 2021, he served as Co-Head of Americas, Healthcare Investment Banking at Barclays. Previously, he served as Head of Americas Healthcare Investment Banking at Deutsche Bank from 2012 to June 2016. Prior to his role at Deutsche Bank, he was Managing Director of Healthcare Investment Banking at Goldman Sachs & Co. Mr. Haas holds an M.B.A. in Finance from Columbia Business School and an A.B. in International Relations and Economics from Colgate University. In selecting Mr. Haas to serve as a director, the Board considered, among other things, his valuable financial and accounting experience in the pharmaceutical and biotechnology industries. Our company also benefits from Mr. Haas’ healthcare investment banking background with respect to acquisitions, debt financings and equity financings.

John W. Kozarich, Ph.D., has served as a member of the Board since March 2003. Since November 2021, Dr. Kozarich has been the CEO of Marsal Therapeutics. Dr. Kozarich also serves as the Chairman of board of Curza Global, LLC, a biopharmaceutical company, where he has been a member of the board of directors since February 2019. In addition, Dr. Kozarich serves as Distinguished Scientist Emeritus of ActivX Biosciences, Inc., and previously served as ActivX’s Chairman and President from 2004 through March 2017. From 1992 to 2001, Dr. Kozarich was Vice President at Merck Research Laboratories and previously held professorships at the University of Maryland and Yale University School of Medicine. Dr. Kozarich is also an adjunct professor of Chemical Biology and Medicinal Chemistry at the University of Texas, Austin and serves on the board of Intec Pharma Ltd., a publicly-traded biotechnology company. Previously, Dr. Kozarich served as a director of ActivX Biosciences Inc., Corium Intl, Novelion Therapeutics and Retrophin, Inc. He is also a recipient of the Distinguished Scientist Award from the San Diego Section of the American Chemical Society. Dr. Kozarich earned his B.S. in chemistry, summa cum laude, from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was an NIH Postdoctoral Fellow at Harvard. In selecting Dr. Kozarich to serve as a director, the Board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies, and his service with ActivX Biosciences, Inc., Novelion Therapeutics Inc. and Corium Intl. Our company also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.

John L. LaMattina, Ph.D., has served as a member of the Board since February 2011. He spent 30 years at Pfizer Inc. with his last position starting in 2004 as President, Pfizer Global R&D. Dr. LaMattina began his career at Pfizer as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998, Senior Vice President of Worldwide Development in 1999. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattina is currently a senior partner and board member at PureTech Health and serves on the board of directors of Immunome, Inc., a publicly-traded biopharmaceutical company, and several privately-held biopharmaceutical companies. From 2013 until May 2020, Dr. LaMattina served on the board of directors of Zafgen, Inc., a publicly-traded biotechnology company, until its acquisition by Chondrial Therapeutics, Inc. and subsequent name change to Larimar Therapeutics, Inc. Dr. LaMattina also serves on the scientific advisory board of Frequency Therapeutics, a publicly-traded biotechnology company. Dr. LaMattina is the author of three books that address the challenges facing the pharmaceutical industry, and is a contributing writer to Forbes.com. Dr. LaMattina’s scientific and strategic knowledge of the biopharmaceutical industry and his directorship of public and private biopharmaceutical companies contributed to the Board’ conclusion that he should serve as a director of our company.

Stephen L. Sabba, M.D., has served as a member of the Board since August 2008. Dr. Sabba has been a leading BioPharma Analyst and Fund Manager for Knott Partners, L.P., an investment fund company, since November 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based healthcare hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Hospital in North Tarrytown, New York. He received his M.D. from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a B.S. with honors at Cornell University. Dr. Sabba served as a member of the board of the directors for Novelion Therapeutics Inc., a leading Canadian biotech company from June 2012 to January 2020. Dr. Sabba’s experience in accounting and capital markets and deep knowledge of the biopharmaceutical industry, including his background as a medical doctor, contributed to the Board’ conclusion that he should serve as a director of our company.

DIRECTOR INDEPENDENCE

The Board has determined that, with the exception of Mr. Davis, each of the directors is an independent director under the Nasdaq Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.

BOARD MEETINGS AND COMMITTEES

The Board held one in-person meeting and eight telephonic or videoconference meetings, and acted by unanimous written consent five times during the year ended December 31, 2022. During such year, each incumbent director attended all of the meetings of the Board and of each the committees on which he or she served which were held during the periods in which he or she served. We do not have a policy regarding attendance of the directors at the annual meeting. At our 2022 annual meeting of stockholders, one of our then-current directors was in attendance.

The Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Human Capital Management and Compensation Committee. Each committee is described below. Each of these committees has a written charter approved by the Board. A copy of each charter can be found in the “Investors—Governance” section of our website at www.ligand.com. The Board has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The Audit Committee is primarily responsible for overseeing our accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The Audit Committee currently consists of Dr. Gray, Mr. Haas and Dr. Sabba (Chair). The Audit Committee held nine meetings, all by telephone or videoconference, during 2022. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, the Board has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended, (ii) all current committee members are “independent” as defined under the applicable Nasdaq Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Dr. Sabba qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending candidates for director of our company. The Nominating and Corporate Governance Committee currently consists of Mr. Aryeh (Chair) and Drs. Gray and Kozarich. Each member of the Nominating and Corporate Governance Committee is an independent director under the Nasdaq Global Market listing standards. The Nominating and Corporate Governance Committee held three meetings, all by telephone or videoconference, during 2022.

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at our principal executive offices and accompanied by the author’s full name, current address and telephone number. The Nominating and Corporate Governance Committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The Nominating and Corporate Governance Committee and the Board as a whole consider it beneficial to us to have directors with a diversity of backgrounds and skills. The Nominating and Corporate Governance Committee and the Board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of the Board expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The Nominating and Corporate Governance Committee considers all such candidates in the same manner, regardless of source. Under its charter, the Nominating and Corporate Governance Committee may retain a search firm to identify and recommend candidates.

Human Capital Management and Compensation Committee

The Human Capital Management and Compensation Committee has the authority to review, monitor and discuss with management the Company’s strategies, policies and practices related to human capital management within the Company’s workforce, including with respect to diversity and inclusion initiatives and programs, employee development, retention and engagement, workplace safety, corporate culture and succession planning. The committee also has the authority to review and monitor the appropriateness, effectiveness, risk mitigation effects and value creation of such strategies, policies and practices. The committee reviews and approves our compensation policies, sets executive officers’ compensation and administers our incentive plans. The Human Capital Management and Compensation Committee consists of Mr. Aryeh, Mr. Haas (Chair) and Dr. LaMattina. Each member is an independent director under the Nasdaq Global Market listing standards. The Human Capital Management and Compensation Committee held six meetings, all by telephone or videoconference, during 2022.

BOARD LEADERSHIP STRUCTURE

The Board has nominated seven persons to serve as directors of our company until the next annual meeting of stockholders, six of whom are independent. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.

BOARD’S ROLE IN RISK OVERSIGHT

The Board is actively involved in oversight of risks that could affect our company. The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our company, including risks associated with our operational, financial, legal and regulatory functions. The full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to our company, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next board meeting. This enables the Board and its committees to coordinate the risk oversight role.

POLICY REGARDING TRANSACTIONS IN COMPANY SECURITIES

Our insider trading policy provides that officers, directors and employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options. In addition, put and call options and other hedging transactions are not permitted under a 10b5-1 trading plan implemented by any officer, director or employee. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officers and employees.

CORPORATE AND GOVERNANCE HIGHLIGHTS

Our Board is highly committed to policies and practices focused on environmental sustainability, positively impacting our social community and maintaining and cultivating good corporate governance. By focusing on such environmental, social and governance (“ESG”) policies and practices, we believe we can affect a meaningful and positive change in our community and maintain our open, collaborative corporate culture. We create a workplace where all employees are treated with dignity and respect, and individual differences are valued, all with the goal of securing the trust and satisfaction of our employees. We foster this culture through our robust learning and development program and our competitive compensation and health and benefit programs. Our culture supports inclusion, individuality and respect within the workplace. We will continue our proactive shareholder and employee engagement in 2023. See www.ligand.com for information about our ESG policies and practices.

ENVIRONMENTAL, HEALTH AND SAFETY (“EHS”)

We are committed to providing a safe and healthy workplace, promoting environmental excellence in our communities, and complying with all relevant regulations and industry standards. We establish and monitor programs to prevent injuries and maintain compliance with applicable regulations. By focusing on such practices, we believe we can effect a meaningful, positive change in our community and maintain a healthy and safe environment. During 2022, we made good progress on our ESG efforts. We initiated a $2.5 million solar investment at Kansas University Innovation Park; modified the Captisol manufacturing process resulting in water savings and packaging reduction; implemented other green initiatives that reduce our overall carbon footprint; implemented employee programs to educate and provide incentives for conservation; enhanced recycling and disposal programs for corporate and laboratory materials and electronic waste; made ESG related charitable donations; and commenced numerous initiatives from our ESG-focused outreach committees. We expect to continue our effort and to refine our EHS policies and practices in 2023.

COMMUNICATING WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the Board or individual directors by mail, in care of the Secretary, at our principal executive offices. Letters are distributed to the Board, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the Board will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.

COMPENSATION OF DIRECTORS

Cash Compensation

Under our non-employee director compensation policy in effect during 2022, each director is eligible to receive an annual retainer of $50,000. No meeting fees are paid. In addition, effective as of March 28, 2023, the Chairperson of the Board will receive an additional annual retainer of $35,000, which has been increased from the annual retainer of $30,000 received in 2022. Non-employee directors also receive additional annual retainers for service on committees of the Board, as provided in the table below. Directors may elect to receive their retainers in cash or vested shares of our common stock, which shares are issued under our 2002 Stock Incentive Plan (the “2002 Plan”), although none of our directors elected to do so during 2022.

Non-employee members of the Board are also reimbursed for expenses incurred in connection with such service.

Service	Annual Retainer (Chair)	Annual Retainer (Member)
Audit Committee	$20,000	$10,000
Human Capital Management and Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000

Equity Compensation

Pursuant to our non-employee director compensation policy, each new non-employee director receives an initial grant of stock options and restricted stock units, or RSUs, under our 2002 Plan. These initial awards are granted effective on the date on which a recipient first becomes a non-employee director of our company. In addition, effective on the date of each annual meeting of stockholders, each non-employee director receives an annual grant of stock options and RSUs under the 2002 Plan. The target values of the initial and annual awards granted pursuant to our non-employee director compensation policy are as follows:

	Target Value of RSU Award(1)	Target Value of Option Award(2)	Total Target Value of Award
Initial Grant	$145,000	$280,000	$425,000
Annual Grant	85,000	175,000	260,000

(1) The actual number of RSUs to be awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 60-calendar day period prior to the date of grant.
(2) The actual number of options to be awarded is calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).

The exercise price of options granted to our directors is equal to the fair market value of our common stock on the Nasdaq Global Market on the effective date of grant. The initial awards vest in three equal annual installments on each of the first three anniversaries following the date of grant. The annual awards vest in full on the earlier of (1) the date of the annual meeting of our stockholders following the grant date, and (2) on the first anniversary of the date of grant. In addition, all awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Plan or in the event the director ceases to serve on the Board by reason of death or permanent disability. A non-employee director is able to exercise his or her stock options that were vested at the time of his or her cessation of board service until the first to occur of (1) the third anniversary of the date of his or her cessation of board service, or (2) the original expiration date of the term of such stock options.

As discussed below under the heading "Treatment of Outstanding Equity Awards at the Time of the OmniAb Spin-Off," our directors who held outstanding Ligand awards granted prior to March 2, 2022 were split at the time of the Distribution into two equity awards—a Ligand equity award and a New OmniAb (as defined below) equity award. The adjusted Ligand equity awards and New OmniAb equity awards generally are subject to the same terms and conditions, including the same vesting and share payment timing provisions, as applied to the applicable Ligand equity awards immediately prior to the Distribution. The adjustment of such awards was prescribed by the A&R Employee Matters Agreement (as defined below) and was intended to result in the same intrinsic value of those awards prior to and following the adjustment. However, the formula in the A&R Employee Matters Agreement did not accomplish this intent due to a variety of factors, including the value ascribed to OmniAb being fixed at the agreed upon value under the Merger Agreement (as defined below) consistent with other deSPAC transactions versus the actual trading value of OmniAb stock on Nasdaq. As a result of those adjustments, significant value was lost by employees, directors and other service providers holding Ligand equity awards granted prior to March 2, 2022.

Following the completion of the OmniAb spin-off, after identifying the unintended and disproportionate effect on these Ligand equity award holders of the adjustments as a result of the OmniAb spin-off and the Business Combination and considering the extraordinary circumstances that led to such outcome, the Human Capital Management and Compensation Committee consulted with Aon, its independent compensation consultant, to design a make-whole grant program for affected Ligand employees, directors and service providers that would help to mitigate the lost retentive and incentive value in Ligand's equity award program as a result of such adjustments.

Following extensive discussions with Aon, in December 2022, and determining that the lost value as a result of the adjustment of outstanding Ligand equity awards as a result of the OmniAb spin-off and Business Combination presented extraordinary circumstances, the Human Capital Management and Compensation Committee approved and recommended that the full Board approve, and pursuant to its authority to make exceptions to annual limits under the 2002 Plan in extraordinary circumstances the Board approved, the following grants of stock options under the Company's 2022 Plan to Mr. Aryeh, Drs. Kozarich, LaMattina, and Sabba and Ms. Gray (with each such director's award ratified and confirmed by the other members of the Board as granted in recognition of extraordinary circumstances):

Name	Number of Stock Options Granted
Jason M. Aryeh	4,484
Nancy R. Gray, Ph.D.	3,050
John W. Kozarich, Ph.D.	6,623
John L. LaMattina, Ph.D.	4,484
Stephen L. Sabba, M.D.	6,623

The stock options vest on the one-year anniversary of the grant date, December 22, 2023.

Non-Employee Director Ownership Guidelines

Our non-employee director compensation policy contains ownership guidelines so that members of the Board are required to own shares with a value of at least three times the then-current annual retainer after they have completed three years of board service. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.

Treatment of Outstanding Equity Awards at the Time of the Distribution

Except with respect to equity awards granted after our distribution (the “Distribution”) to our stockholders on a pro rata basis of 100% of our common stock of OmniAb Operations, Inc. (“OmniAb”), the share numbers and exercise prices with respect to outstanding stock options and restricted stock units (“RSUs”) granted to our directors have been adjusted to reflect the adjustment of such awards pursuant to the Distribution and spin-off of OmniAb. See “Treatment of Outstanding Equity Awards at the Time of the Distribution” below for a description of the adjustment of outstanding equity awards held by our directors in connection with the Distribution and spin-off of OmniAb.

The spin-off of OmniAb was accomplished by way of several steps, including: On March 23, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), among us, OmniAb, Avista Public Acquisition Corp. II (“APAC,” which subsequently changed its name to OmniAb, Inc., “New OmniAb”), and Orwell Merger Sub Inc. (“Merger Sub”). On November 1, 2022, following the Distribution, pursuant to the Merger Agreement, OmniAb and Merger Sub merged (the “Merger”) with OmniAb surviving as a wholly owned subsidiary of New OmniAb, a publicly traded company. The Merger, together with the related transactions contemplated in the Merger Agreement, are referred to as the “Business Combination.”

DIRECTOR COMPENSATION TABLE

The following table provides information related to the compensation of each of our non-employee directors for fiscal 2022. John L. Higgins, our former Chief Executive Officer, received no compensation for his service as a member of the Board. Mr. Higgins resigned as a member of the Board effective December 31, 2022. Mr. Higgins’ compensation is described under “Executive Compensation and Other Information” below. Todd C. Davis has been a member of the Board since March 2007 and became our Chief Executive Officer effective December 5, 2022. Mr. Davis’ compensation is further described under “Executive Compensation and Other Information” below.

Name	Fees Paid in Cash	Fees Paid in Stock Awards(1)	Fees Paid in Option Awards(1)	Total
Jason M. Aryeh	$60,021	$79,607	$344,029	$483,657
Sarah Boyce(2)	57,521	—	—	57,521
Jennifer R. Cochran, Ph.D.(2)	50,021	—	—	50,021
Nancy R. Gray, Ph.D.	65,021	79,607	291,779	436,407
Jason Haas(3)	60,051	154,840	275,675	490,566
John W. Kozarich, Ph.D.	85,021	79,607	421,968	586,596
John L. LaMattina, Ph.D.	57,521	79,607	344,029	481,157
Sunil A. Patel(2)	60,021	—	—	60,021
Stephen L. Sabba, M.D.	70,021	79,607	421,968	571,596
(1)    Reflects the grant date fair value for stock and option awards granted to directors in 2022, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023. Includes the following amounts with respect to the make-whole grants approved by the Board in December 2022 (pursuant to its authority to make exceptions to annual limits under the 2002 Plan in extraordinary circumstances) after considering the extraordinary circumstances presented by the adjustments to Ligand equity awards in connection with the OmniAb spin-off and Business Combination: Mr. Aryeh, $163,384; Ms. Gray, $111,133; Dr. Kozarich, $241,322; Dr. LaMattina, $163,384; and Dr. Sabba, $241,322.
(2)    On November 1, 2022, in connection with the OmniAb spin-off, Sarah Boyce, Jennifer Cochran and Sunil Patel each resigned from the Board to join OmniAb’s board of directors. The 2022 grant of stock awards and stock options to each resigned director were forfeited before vesting.
(3)    Mr. Haas was appointed as a member of the Board on June 29, 2022.

As of December 31, 2022, our non-employee directors listed in the table above held outstanding stock awards and options, as adjusted in connection with the Distribution and spin-off of OmniAb, as follows:

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Underlying Outstanding Stock Options
Jason M. Aryeh	1,723	32,138
Nancy R. Gray, Ph.D.	1,723	24,241
Jason Haas	3,003	10,138
John W. Kozarich, Ph.D.	1,723	40,685
John L. LaMattina, Ph.D.	1,723	32,138
Stephen L. Sabba, M.D.	1,723	40,685
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board unanimously recommends a vote FOR the nominees listed above under “Business Experience of Director Nominees.”

Proposal No. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

On February 17, 2023, our Audit Committee approved the selection of Ernst & Young LLP as its independent registered public accounting firm. You are being asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Neither the firm nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation, our amended and restated bylaws, or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider its selection. Even if the selection is ratified, the Board or the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in our and our stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

INDEPENDENT AUDITOR’S FEES

The following is a summary of the fees incurred by us from Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2022 and 2021:

Fee Category	Fiscal Year 2022 Fees	Fiscal Year 2021 Fees
Audit Fees(1)	$960,000	$885,875
Audit-related fees(2)	1,070,073	1,986,224
Tax Compliance Fees (3)	545,700	776,155
	2,575,773	3,648,254
Tax Advice and Planning Services(4)	407,739	398,219
Total Fees	$2,983,512	$4,046,473
(1)     Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and related schedules and internal control over financial reporting, and review of the interim condensed consolidated financial statements included in quarterly reports.
(2)    Audit-related fees for both 2022 and 2021 were primarily incurred for accounting fees related to the OmniAb spin-off.
(3)    Tax compliance fees consist of fees for federal, state and international tax compliance and the preparation of original and amended tax returns and refund claims.
(4)    Tax advice and planning services fees consist of fees for tax advice and tax planning assistance, including non-recurring tax assistance in connection with acquisitions and dispositions.

In considering the nature of the services provided by Ernst & Young LLP during the 2022 fiscal year, the Audit Committee determined that such services are compatible with the provision of independent audit services.

The Audit Committee discussed these services with Ernst & Young LLP and our management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

All services performed by Ernst & Young LLP in 2022 and 2021 were pre-approved in accordance with the requirements of the Audit Committee charter.

Except as stated above, there were no other fees charged by Ernst & Young LLP for 2022 or 2021. The audit committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP. None of the fees paid to Ernst & Young LLP under the category “Tax Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

AUDIT COMMITTEE POLICY REGARDING PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE REPORT
The following is the report delivered by the Audit Committee of the Company’s board of directors with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of the Company for 2022.

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The Audit Committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required under Auditing Standard 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, and has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526.

The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the Audit Committee about new accounting developments and their potential impact on the Company’s reporting. The Audit Committee’s meetings with Ernst & Young LLP were held with and without management present. The Audit Committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Company’s board of directors that the audited consolidated financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2022.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

Stephen L. Sabba, M.D., Chairperson of the Audit Committee
Nancy R. Gray, Ph.D.
Jason Haas

Proposal No. 3
APPROVAL OF COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or the Board.

Although the vote is non-binding, our Human Capital Management and Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Human Capital Management and Compensation Committee and the Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Ligand Pharmaceuticals Incorporated stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Ligand Pharmaceuticals Incorporated’s Proxy Statement for the 2023 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Proposal No. 4
FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in Proposal No. 4 of this proxy statement), should occur every one, two or three years. Under the rules issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or the Board.

Although the vote is non-binding, our Human Capital Management and Compensation Committee and Board value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation. For purposes of this proposal, we will consider the frequency alternative of one year, two years or three years that receives the highest number of votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting, to be the frequency that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company at this time for a number of reasons, including the following:
• A portion of the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis.
• The Board believes that current best corporate practices and governance trends favors an annual advisory vote.
• We currently undertake an annual advisory vote on executive compensation following our stockholder’s vote in 2017 recommending an annual vote.

Further, by providing an advisory vote on executive compensation every year, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any single year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board unanimously recommends a vote for every 1 YEAR regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act. Please note that stockholders are not voting to approve or disapprove the Board’s recommendation regarding this Proposal No. 4.

EXECUTIVE OFFICERS
The names of our executive officers and their ages, titles and biographies as of April 14, 2023 are set forth below.

Todd C. Davis, 62, has served as our Chief Executive Officer since December 2022, and prior to that as a member of the Board since March 2007. See “Election of Directors” for a discussion of Mr. Davis’ business experience.

Matthew Korenberg, 48, has served as our President and Chief Operating Officer since November 2022 and prior to that as our Chief Financial Officer since August 2015. Prior to joining our company, commencing in September 2013, Mr. Korenberg was the founder, Chief Executive Officer and a director of NeuroCircuit Therapeutics, a company focused on developing drugs to treat genetic disorders of the brain with an initial focus on Down syndrome. Prior to founding NeuroCircuit Therapeutics, Mr. Korenberg was a Managing Director and member of the healthcare investment banking team at Goldman Sachs from July 1999 through August 2013. During his 14-year tenure at Goldman Sachs, Mr. Korenberg was focused on advising and financing companies in the biotechnology and pharmaceutical sectors and was based in New York, London and San Francisco. Prior to Goldman Sachs, Mr. Korenberg was a healthcare investment banker at Dillon, Read & Co. Inc. where he spent two years working with healthcare companies in the biotechnology and pharmaceutical sectors and industrial companies. Mr. Korenberg serves on the board, audit and compensation committees of Qualigen Therapeutics, Inc., a publicly traded company which develops and manufactures oncology focused therapeutics and diagnostic products. Mr. Korenberg holds a B.B.A. in Finance and Accounting from the University of Michigan.

Octavio (“Tavo”) Espinoza, 52, has served as our Chief Financial Officer since November 2022, and prior to that as Senior Vice President, Finance since September 2020. Previously, Mr. Espinoza served in a variety of finance leadership roles since joining Ligand in 2016. Prior to that, from March 2015 to February 2016, Mr. Espinoza served as Senior Director, Finance for Receptos, a publicly traded drug-discovery company, that was acquired by Celgene (now Bristol-Myers Squibb). Before Receptos, Mr. Espinoza was Senior Director, Accounting for Illumina, a publicly traded life sciences analytics and genetics sequencing tools company, and prior to Illumina, served as Senior Manager, Accounting at Intuit. Mr. Espinoza began his professional career in public accounting at PricewaterhouseCoopers and holds a B.S. in business administration from San Diego State University and a license as a Certified Public Accountant in the State of California.

Andrew Reardon, 48, joined Ligand in August 2022 and has served as our Chief Legal Officer since November 2022. Prior to that he was Vice President, Special Counsel. Before joining Ligand, from July 2011 to May 2022, Mr. Reardon was Managing Director and Chief Legal Officer of HealthCare Royalty Partners, a global healthcare investment firm investing in biopharmaceutical products primarily through royalty and revenue interest purchases and structured credit. Prior to HealthCare Royalty Partners, Mr. Reardon was a senior associate with the international law firm Willkie Farr & Gallagher, where he focused on corporate transactions, including finance and mergers and acquisitions. Mr. Reardon earned his J.D. from the University of Iowa College of Law, graduating with High Distinction and receiving the Alan I. Widiss Faculty Scholar Award, and received his B.A. with honors from the State University of New York College at Old Westbury.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows, based on information we have, the beneficial ownership of our common stock as of April 14, 2023, by:

•all persons who are beneficial owners of 5% or more of our outstanding common stock;
•each of our current directors;
•each of our named executive officers (as defined below in “Compensation Discussion and Analysis – Summary Compensation Table”); and
•all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 17,175,550 shares of common stock outstanding on April 14, 2023. Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after April 14, 2023, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 3911 Sorrento Valley Blvd, Suite 110, San Diego, CA 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	2,789,479	16.2%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	1,843,115	10.7%
Janus Henderson Group plc(3) 201 Bishopsgate EC2M 3AE United Kingdom	1,255,273	7.3%
Directors and Executive Officers
Todd C. Davis(4)(16)	86,024	*
Matthew Korenberg(5)(16)	182,804	1.1%
Tavo Espinoza(6)(16)	36,364	*
Andrew Reardon(7)(16)	17,258	*
John L. Higgins(8)(16)	1,019,212	5.7%
Matthew W. Foehr(9)	162,187	*
Charles S. Berkman(10)	23,825	*
Jason M. Aryeh(11)	155,664	*
Nancy R. Gray, Ph.D.(12)	27,620	*
John W. Kozarich, Ph.D.(13)	71,590	*
John L. LaMattina, Ph.D.(14)	55,779	*
Jason Haas(16)	—	*
Stephen L. Sabba, M.D.(15)	55,442	*
Directors and executive officers as a group (13 people)(16)	1,893,769	10.4%

*	Less than one percent.
(1)	Represents shares of common stock owned by funds affiliated with BlackRock, Inc. at December 31, 2022, as indicated in the entity’s Schedule 13G/A filed with the SEC on January 26, 2023.
(2)	Represents shares of common stock beneficially owned by The Vanguard Group at December 31, 2022 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 9, 2023.
(3)	Represents shares of common stock owned by funds affiliated with Janus Henderson Group plc at December 31, 2022, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2023.
(4)	Consists of (i) 51,786 shares of common stock, (ii) 1,723 shares of common stock issuable to Mr. Davis upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2023, and (iii) 32,515 shares of common stock Mr. Davis has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(5)	Consists of (i) 52,676 shares of common stock, and (ii) 130,128 shares of common stock Mr. Korenberg has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(6)	Consists of (i) 2,433 shares of common stock, and (ii) 33,931 shares of common stock Mr. Espinoza has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(7)	Consists of (i) 2,059 shares of common stock, and (ii) 15,199 shares of common stock Mr. Reardon has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(8)	Consists of (i) 417,695 shares of common stock, and (ii) 601,517 shares of common stock Mr. Higgins has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(9)	Consists of 162,187 shares of common stock.
(10)	Consists of 23,825 shares of common stock.
(11)	Consists of (i) 69,668 shares of common stock held directly, (ii) 51,594 shares of common stock held by certain funds (collectively, the “Funds”) managed by JALAA Equities, LP (“JALAA”), (iii) 5,025 shares of common stock held by Mr. Aryeh in a self-directed investment retirement account, and (iv) 1,723 shares of common stock issuable to Mr. Aryeh upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2023, and (v) 27,654 shares Mr. Aryeh has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023. In his role as a general partner of JALAA, Mr. Aryeh may be deemed to beneficially own the shares managed by the Funds. Mr. Aryeh disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest therein.
(12)	Consists of (i) 4,706 shares of common stock, (ii) 1,723 shares of common stock issuable to Dr. Gray upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2023, and (iii) 21,191 shares of common stock Dr. Gray has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(13)	Consists of (i) 42,213 shares of common stock, (ii) 1,723 shares of common stock issuable to Dr. Kozarich upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2023, and (iii) 27,654 shares of common stock Dr. Kozarich has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(14)	Consists of (i) 26,402 shares of common stock, (ii) 1,723 shares of common stock issuable to Dr. LaMattina upon settlement of outstanding restricted stock units which will vest within 60 days after April 14, 2023, and (iii) 27,654 shares of common stock Dr. LaMattina has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(15)	Consists of (i) 26,065 shares of common stock, (ii) 1,723 shares of common stock issuable to Dr. Sabba upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2023, and (iii) 27,654 shares of common stock Dr. Sabba has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2023.
(16)	The number and percentage of shares beneficially owned excludes the number of shares which are subject to restricted stock units and held by the applicable individual that are not scheduled to vest within 60 days of April 14, 2023.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and programs, the compensation decisions the Human Capital Management and Compensation Committee made under those programs, and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“NEOs”) for 2022:

Name	Title
Todd C. Davis (1)	Chief Executive Officer
Matthew Korenberg (2)	President and Chief Operating Officer
Tavo Espinoza (3)	Chief Financial Officer
Andrew Reardon (4)	Chief Legal Officer and Secretary
John L. Higgins (5)	Former Chief Executive Officer
Matthew W. Foehr (6)	Former President and Chief Operating Officer
Charles S. Berkman (7)	Former Senior Vice President, General Counsel and Secretary
(1)     Mr. Davis has served as a member of the Board since March 2007 and assumed the role of Chief Executive Officer on December 5, 2022.
(2)     Mr. Korenberg was appointed President and Chief Operating Officer in connection with the completion of the OmniAb spin-off, effective November 1, 2022. Prior to that he was Executive Vice President, Finance and Chief Financial Officer.
(3)     Mr. Espinoza was appointed Chief Financial Officer in connection with the completion of the OmniAb spin-off, effective November 1, 2022.
(4)     Mr. Reardon joined the Company in August 2022 and was appointed Chief Legal Officer and Secretary in connection with the completion of the OmniAb spin-off, effective November 1, 2022.
(5)     Mr. Higgins retired from his role as Chief Executive Officer effective December 5, 2022 and resigned as a member of the Board effective December 31, 2022.
(6)     Mr. Foehr resigned from his role as President and Chief Operating Officer in connection with the completion of the OmniAb spin-off, effective November 1, 2022.
(7)     Mr. Berkman resigned from his role as Senior Vice President, General Counsel and Secretary in connection with the completion of the OmniAb spin-off, effective November 1, 2022.

Except as noted below with respect to certain pre-Distribution equity awards granted to our named executive officers, the share numbers and exercise prices reflected in this “Executive Compensation and Other Information” section with respect to outstanding stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to our named executive officers have been adjusted to reflect the adjustment of such awards pursuant to the Distribution and spin-off of OmniAb. See “Treatment of Outstanding Equity Awards at the Time of the Distribution” below for a description of the adjustment of outstanding equity awards held by our named executive officers in connection with the Distribution and spin-off of OmniAb.

2022 BUSINESS HIGHLIGHTS
2022 was a transformative year for Ligand, both operationally and financially. Following Ligand’s spin-off of OmniAb, we are positioned to achieve significant revenue growth with anticipated important clinical and regulatory events from our partners, along with the continued expansion of our portfolio through a focus on life sciences royalty opportunities. Our fiscal year 2022 accomplishments, guided by our named executive officers, illustrate the success of our executive compensation program, and included, among other things, the following:
•Royalty Revenue Increased by approximately 50% Over 2021: Royalty revenue for 2022 increased by approximately 50% as compared to 2021. Royalty revenue is comprised of many products and we currently have seven major royalty revenue contributors: Evomela®, Kyprolis®, Nexterone®, Pneumosil®, Rylaze®, Teriparatide, and VaxneuvanceTM. Our growth in royalty revenue reflects strong sales for these products with increasing contributions from the three programs backed by our Pelican Expression Technology, which is Rylaze from Jazz Pharmaceuticals, Pneumosil from the Serum Institute of India and Teriparatide from Alvogen. Our core business model at Ligand is built around technology licensing and sharing in the success of our partners through royalties. We are now at the point where we anticipate significant top line growth by existing and new royalty streams that should fuel superior bottom line results and cash flow, as we manage a lean operating structure.

•Completed the Spin-Off of OmniAb: On November 1, 2022, we successfully completed the spin-off of our OmniAb antibody discovery business, followed by a business combination of OmniAb with Avista Public Acquisition Corp. II, resulting in OmniAb becoming an independent publicly traded company. Following the spin-off of OmniAb, we believe we are well positioned to achieve significant revenue growth coupled with a lean cost structure. The spin-off resulted in substantial changes in our management further discussed below.

•Major Operational Accomplishments: We rationalized our Captisol supply chain to satisfy or eliminate obligations to third-party providers and improved cost sales on new material. We completed office and lab expansion and consolidation projects in connection with the OmniAb spin-off.

OVERVIEW OF 2022 COMPENSATION PROGRAMS AND DECISIONS
In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for 2022 reflected our financial results and overall compensation philosophy.

Base Salary Adjustments:	During 2022, our named executive officers received 4.5% increases to their base salaries, and for Mr. Korenberg, an additional 3.8% increase in connection with his promotion.
Pay-for-Performance Annual Bonuses:
Our annual bonus program rewards our named executive officers based on company achievement of pre-established financial and strategic objectives that differ from those used for purposes of our long-term incentives, as described below.
For 2022, our Company focused on key corporate objectives in the following areas: financial performance, strategic and corporate initiatives, completion of the OmniAb spin-off, M&A activity, business development and operations goals. The annual program is formulaic using pre-set goals. No goals, other than the completion of the OmniAb spin-off, overlap with the goals for the PSUs granted to our named executive officers during 2022. The program moving forward does not utilize overlapping metrics. Based on corporate performance in these areas during 2022, our Human Capital Management and Compensation Committee determined that our named executive officers who were eligible for a 2022 annual bonus should be paid annual bonuses at 90% of targeted levels.

Equity Emphasis on Performance-Based Equity Awards
Our Human Capital Management and Compensation Committee continued its practice of ensuring that a substantial portion of our named executive officers’ total compensation is awarded in the form of long-term equity incentive awards. During 2022, our named executive officers received annual awards, certain new hire and promotional awards in connection with our executive transitions in connection with the consummation of the OmniAb spin-off, and additional stock options granted following the completion of the OmniAb spin-off in consideration of the impact of the adjustments pursuant to the Distribution and Business Combination on the equity awards held by our named executive officers. Annual awards are granted in accordance with the weightings described below. New hire awards and promotional awards may be granted solely in the form of one or more equity vehicles or may have different weightings
•Stock Options – 40% of Total Target Equity Value (for Annual Awards): 40% of each named executive officer’s annual long-term equity incentive award was granted in the form of stock options, which we consider to be performance-based awards as they provide value to our executives only if our stock price increases. These stock options are subject to our standard four year vesting schedule.
•Performance-Based Restricted Stock Units (“PSUs”) – 33% of Total Target Equity Value (for Annual Awards):
i.33% of each named executive officer’s annual long-term equity incentive award was granted in the form of PSUs. The PSUs granted in 2022 were tied to two corporate goals with equal weightings
ii.For 2022, relative total stockholder return (“TSR”) and the timing of the completion of the OmniAb spin-off were the two performance metrics for our PSUs.
iii.The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent two key performance metrics tied to our near-term and long-term business objectives and, with respect to the relative TSR objectives, are appropriately measured over the related period of time, as opposed to the metrics used for our annual incentives, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
•Time-Based Restricted Stock Units (“RSUs”) – 27% of Total Target Equity Value for Annual Awards: The remainder of the annual long-term equity incentive awards granted to our named executive officers was granted in the form of RSUs that are subject to our standard three year vesting schedule.

RESPONSE TO 2022 SAY-ON-PAY VOTE
In June 2022, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of stockholder votes cast in favor of our 2022 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluate our compensation practices and talent needs throughout 2022 and in setting 2023 compensation, we were mindful of the strong support our stockholders expressed for our compensation philosophy.
AT-RISK COMPENSATION
The charts below show that the significant majority of target total direct compensation for our named executive officers is variable (or “at-risk”) – 93% for our Chief Executive Officer for 2022 and 87% for our other named executive officers for 2022. The calculation is based on total target direct compensation for the applicable year, calculated as the sum of the annual base salaries and target annual bonuses for such year, and the value of the long-term equity incentive awards granted in such year, assuming “target” performance. “At-risk” pay is tied to the achievement of corporate and individual performance objectives or stock price performance. The chart below for our Chief Executive Officer reflects the target total direct compensation for Mr. Higgins for 2022. We expect the target total direct compensation for Mr. Davis for 2023 to be similarly focused on variable or “at-risk” compensation.

LIGAND’S EXECUTIVE COMPENSATION BEST PRACTICES
We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. The following practices and policies we believe are in line with current best practices for aligning executive and stockholder interests and sound corporate governance practices:

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The Human Capital Management and Compensation Committee retains an independent compensation consultant.
Annual Peer Group Analysis	✓	The Human Capital Management and Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Benefits	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Employment Agreements	✗	We do not provide our executive officers with employment agreements.
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

TOTAL STOCKHOLDER RETURN PERFORMANCE
The graph below shows the ten-year cumulative total stockholder return assuming the investment of $100 and is based on the returns of the component companies weighted monthly according to their market capitalizations. The graph compares total stockholder returns of our common stock, of all companies traded on the Nasdaq Stock market, as represented by the Nasdaq Composite® Index, and of the NASDAQ Biotechnology Index, as prepared by The Nasdaq Stock Market Inc.
Because of the importance of tying executive compensation outcomes to long-term stockholder value creation, relative total stockholder return as compared to the NASDAQ Biotechnology Index was selected by our Human Capital Management and Compensation Committee as one of the two performance objectives for purposes of the PSUs granted to our named executive officers in 2022.
The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions to future stockholder returns.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The Human Capital Management and Compensation Committee has designed our executive compensation program with the following key principles in mind:

Attract and Retain the Right Individuals	Our compensation program is designed to attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success.
Pay for Performance	The majority of our named executive officers’ total compensation ties compensation directly to the achievement of corporate objectives, increases in our stock price or both. We emphasize pay for performance in order to create incentives to achieve key strategic and corporate performance objectives, align executive compensation with our business strategy and the creation of long-term stockholder value.
Align Executive Pay with Corporate Objectives and Stockholder Interests	Our compensation program aligns executive compensation with our corporate strategies, business objectives and long-term stockholder interests by rewarding successful execution of our business plan and tying a significant portion of total compensation opportunities to performance-based compensation. As a result, our compensation program enhances the executives’ incentive to increase our stock price and maximize stockholder value.
Market Competitive Pay	The Human Capital Management and Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements, including base salary.

PRINCIPAL ELEMENTS OF PAY AND PAY POSITIONING
Our executive compensation program generally consists of four principal components: base salary, annual performance bonus, long-term equity incentives and other benefits.

The Human Capital Management and Compensation Committee has, however, adopted a compensation philosophy that places a greater emphasis on long-term equity incentive compensation for our named executive officers than cash compensation. In addition, the mix of compensation paid to our named executive officers is intended to ensure that total compensation reflects our overall success or failure, including our long-term stock performance, and to motivate executive officers to meet appropriate performance measures.
In determining each element of compensation for any given year, our Human Capital Management and Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
As a result of the weighting of the short-term cash and long-term equity components of total compensation, the total target annual compensation for our named executive officers approximates the 50th percentile of the peer group.

	Description and Purpose	Pay Positioning Philosophy
Base Salary	Competitive fixed cash compensation used to attract and retain talented executives.	We generally provide our named executive officers with a base salary that falls below the median for similar positions at our peer group.
Annual Performance Bonus Award	Cash incentives designed to reward executive officers for successful corporate performance against board approved annual bonus objectives.	Target total cash compensation generally below the median of executive officers performing similar job functions at companies in our peer group to ensure a greater emphasis is placed on long-term incentives while ensuring total compensation is competitive with market.
Long-Term Equity Incentive Awards	Stock options and RSU awards subject to time-based and performance-based vesting designed to align each executive officer’s incentives with stockholder value creation.
We emphasize long-term equity incentive compensation within our named executive officers' total target compensation opportunity. While we do not set target equity compensation at a specific level relative to our peer group, annual target equity opportunities may exceed the median of executive officers performing similar job functions at companies in our peer group if the Human Capital Management and Compensation Committee believes that is appropriate based on other compensation components, retention and incentive needs and individual executive officer performance. The annual target equity opportunities for our named executive officers for 2022 generally fell between the 50th to 75th percentile for similar positions at our peer group after the Human Capital Management and Compensation Committee's review of the foregoing factors.

Benefits & Other Compensation Programs	Healthcare and insurance coverage, deferred compensation arrangements, 401(k) matching program, employee stock purchase plan offering and other fringe benefits.	Benefits and other compensation programs designed to further incentivize our executive officers and provide competitive compensation.

However, we strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to data from these companies. Therefore, the Human Capital Management and Compensation Committee may approve total compensation packages for senior executive management that vary from the foregoing positioning based on several factors, including overall experiences, accumulated years of service with us, level of responsibilities and/or performance ratings. Our 2022 total compensation for our named executive officers was generally consistent with the foregoing compensation philosophy.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Our Chief Executive Officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our Human Capital Management and Compensation Committee.
COMPENSATION DETERMINATION PROCESS
Role of the Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining each level of compensation and the total package, the Human Capital Management and Compensation Committee reviewed a variety of sources to determine and set compensation.
In the fourth quarter of each year or the first quarter of the following year, the Human Capital Management and Compensation Committee reviews the performance of each of our named executive officers during the year under review. Generally at this time, the Human Capital Management and Compensation Committee also reviews our performance relative to the corporate performance objectives set by the Board for the previous year and makes the final bonus payment determinations based on our overall corporate performance and, with respect to the named executive officers other than our Chief Executive Officer, the Human Capital Management and Compensation Committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the Human Capital Management and Compensation Committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional equity awards to our named executive officers and certain other eligible employees.
During the fourth quarter of each year our Human Capital Management and Compensation Committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full Board for approval.
Role of Our Executive Officers
The Chief Executive Officer aids the Human Capital Management and Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the Chief Executive Officer to provide input about his contributions to our success for the period being assessed. The performance of our Chief Executive Officer and senior executive management team as a group is reviewed annually by the Human Capital Management and Compensation Committee.
Role of Compensation Consultant
In 2022, the Human Capital Management and Compensation Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), a national executive compensation consulting firm, as its independent compensation consultant. During 2022, Aon provided the following services to the Human Capital Management and Compensation Committee:

•Assisted in the formulation of the peer group used to determine executive compensation during 2022.
•Advised regarding the determination of the key elements of the executive compensation program.
•Advised regarding the market competitiveness of the director compensation program.

Aon reports to and is accountable to the Human Capital Management and Compensation Committee, and may not conduct any other work for us without the authorization of the Human Capital Management and Compensation Committee. Aon did not provide any services to us in 2022 beyond its engagement as an advisor to the Human Capital Management and Compensation Committee on executive and director compensation matters. After review and consultation with Aon, the Human Capital Management and Compensation Committee has determined that Aon is independent and there is no conflict of interest resulting from retaining Aon currently or during the year ended December 31, 2022. In reaching these conclusions, the Human Capital Management and Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Role of Comparable Company Information
In November 2021, the Human Capital Management and Compensation Committee worked with Aon to confirm a peer group of companies in the United States for which compensation information can be provided to the Human Capital Management and Compensation Committee.
The peer group was not selected on the basis of executive compensation levels and reflects companies that are our peers in terms of our then current business model and stage of development, including the number of programs maintained by us and the importance of licensing to our business model.
The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. In addition to the criteria related to finding companies with similar business models and at a similar stage of development as Ligand, the other criteria used in the identification and selection of the peer group included:

Peer Group Selection Criteria
•U.S. based, publicly-traded, commercial biopharma companies
•Revenues ranging from $100 million to $700 million. Ligand’s trailing 12-month revenues as of October 2021 (approximately $252 million), when the peer group was selected, approximated the 49th percentile of the selected peers.

•Market values between $0.75 billion and $6.0 billion (based on trading values in October 2021 when the peer group was selected). Ligand’s market capitalization in October 2021 (approximately $2.3 billion), when the peer group was selected, approximated the 51st percentile of the selected peers.

•Products in comparable stages of development to our products. We also focused on companies with multiple product candidates, as opposed to single product companies.

Based on the criteria identified above, the Human Capital Management and Compensation Committee elected to remove Intercept Pharmaceuticals, Repligen, and Theravance Biopharma from the 2022 peer group since their trailing 12-month revenues and/or market capitalizations were positioned outside of the peer group selection criteria. The Human Capital Management and Compensation Committee added Berkeley Lights, Codexis, Schrödinger, and Twist Bioscience as new peers due to their alignment with the peer group selection criteria. The peer group companies for 2022 compensation was comprised of the following companies:

Agios Pharmaceuticals	Heron Therapeutics	REGENXBIO
Berkeley Lights	Innoviva	Schrodinger
Codexis	Ironwood Pharmaceuticals	Supernus Pharmaceuticals
Coherus BioSciences	Nektar Therapeutics	Twist Bioscience
Corcept Therapeutics	Pacira BioSciences	Ultragenyx Pharmaceuticals
Halozyme Therapeutics	PTC Therapeutics	Xencor

The peer group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of our immediate peer group and includes a wide range of other organizations outside of our traditional competitors, which range is represented by such surveys. As a result, the Human Capital Management and Compensation Committee uses peer group data to analyze the overall competitiveness of our compensation with our direct publicly traded peers in the United States and our general compensation philosophy, and to determine equity award levels for the named executive officers, but also relies on industry survey data in determining actual executive compensation. For 2022, Aon also provided the Human Capital Management and Compensation Committee with data compiled from a custom cut of companies in the Aon Global Life Sciences Survey, consisting of comparable U.S. public biotechnology companies with revenues ranging from $100 million to $700 million and market capitalization between $0.75 billion and $6.0 billion as of the date the survey data was compiled. This survey data is used to provide pooled compensation data for positions closely akin to those held by each named executive officer. For purposes of this compensation discussion and analysis, references to our “peer group” include both the peer group of companies listed above and the survey data reviewed by our Human Capital Management and Compensation Committee.
With respect to the foregoing survey data, the identities of the individual companies included in the surveys were not provided to the Human Capital Management and Compensation Committee, and the Human Capital Management and Compensation Committee did not refer to individual compensation information for such companies. Instead, the Human Capital Management and Compensation Committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.
ELEMENTS OF COMPENSATION
Base Compensation
Annual base salary increases are based upon the performance of the executive officers, internal pay equity considerations and peer practices, as assessed by the Chief Executive Officer (for executives other than himself) and approved by the Human Capital Management and Compensation Committee. The Human Capital Management and Compensation Committee assesses these factors with respect to the Chief Executive Officer.
For 2022, Mr. Higgins, Mr. Foehr and Mr. Berkman each received a 4.5% increase in base salary compared to 2021, and Mr. Korenberg received a total 8.3% increase in base salary compared to 2021 (an initial 4.5% increase and an additional 3.8% increase effective in December 2022 in connection with his promotion). These increases were determined to be appropriate by our Human Capital Management and Compensation Committee to ensure that the base salaries of our named executive officers continued to be generally consistent with our pay positioning philosophy, as described above. Base salaries paid to our named executive officers for 2022 were as follows:

Name	2022 Base Salary	% Base Salary Increase (Over 2021)
Todd C. Davis(1)	$650,000	—
Matthew Korenberg(2)	540,000	8.3%
Tavo Espinoza(2)	400,000	—
Andrew Reardon(3)	415,000	—
John L. Higgins(1)	730,455	4.5%
Matthew W. Foehr(4)	543,609	4.5%
Charles S. Berkman(4)	476,834	4.5%
(1)     On December 5, 2022, John L. Higgins retired as Chief Executive Officer of the Company, and Todd C. Davis was appointed Chief Executive Officer, each effective as of December 5, 2022.
(2)    On November 1, 2022, in connection with the completion of the OmniAb spin-off, Matthew Korenberg was appointed as Ligand’s President and Chief Operating Officer, who until then served as Ligand’s Executive Vice President, Finance and Chief Financial Officer. Tavo Espinoza was appointed as Ligand’s Chief Financial Officer, replacing Mr. Korenberg in his roles as principal financial officer and principal accounting officer.
(3)    Andrew Reardon was hired by the Company in August 2022 and was appointed Chief Legal Officer and Secretary on November 1, 2022, in connection with the completion of the OmniAb spin-off.
(4)    On November 1, 2022, in connection with the completion of the OmniAb spin-off, Matthew W. Foehr and Charles S. Berkman resigned as Ligand’s President and Chief Operating Officer and Senior Vice President, General Counsel and Secretary, respectively.

Annual Performance-Based Cash Compensation
It is the Human Capital Management and Compensation Committee’s objective to have a substantial portion of each named executive officer’s compensation contingent upon company performance. Our annual performance-based bonus program provides for cash bonus payments tied to achievement of key annual corporate performance objectives established by the Board for such purpose. Our annual performance-based bonus program is intended to complement our long-term equity program, which more directly aligns realized executive compensation with longer-term share price and corporate objectives.
Target Annual Bonus Opportunities
The target incentive opportunities for our named executive officers for 2022 are set forth in the table below. Each executive’s annual bonus is tied 100% to corporate performance. Mr. Davis was not eligible for a 2022 annual bonus, however his target bonus for 2023 is 60% of his annual base salary.

Name	2022 Target Bonus (as a % of Base Salary)
Todd C. Davis	—
Matthew Korenberg	50%
Tavo Espinoza	40%
Andrew Reardon	40%
John L. Higgins	75%
Matthew W. Foehr	50%
Charles S. Berkman	45%

2022 Corporate Performance Objectives and Achievements
At the beginning of each year, the Board sets corporate objectives for the year in a number of areas after considering management input and our overall strategic objectives. Following the conclusion of each year, the Human Capital Management and Compensation Committee assesses the level of achievement relative to these corporate objectives. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total annual bonus. The Human Capital Management and Compensation Committee retains the discretion to reduce the final bonus payout to a named executive officer based on other factors deemed relevant to assessing the company’s performance in comparison to its peers and the industry.
In January 2022, the Human Capital Management and Compensation Committee and the Board approved the performance objectives for the 2022 annual bonus program. The metrics were established after careful consideration of key short-term corporate goals.

Objective	Actual	Performance Achievement
Financial •Revenue of $95 million (excluding OmniAb) •Adjusted EBITDA(1) of $35 million (excluding OmniAb)	•Revenue of $108.2 million (excluding OmniAb) – 114% of target goal •Adjusted EBITDA of $45.8 million (excluding OmniAb) – 131% of target goal	122%
Strategic and Corporate •Complete spin-off and public listing of OmniAb/OABI •Expand and diversify board of directors for both Ligand and OmniAb •Finalize strategy to capitalize Ligand •Evaluate and thoroughly diligence three potential product/asset or company M&A targets	•OmniAb spin-off completed on November 1, 2022 •Added one new board member to Ligand's board of directors and one new female board member to OmniAb's board of directors. •Ligand capitalization now sufficient to execute Ligand's strategy following capital raised for OmniAb in spin-off •150+ opportunities screened with 7+ reaching significant diligence	100%
Licensing •Complete at least three new major commercial licensing deals from the Pelican or Captisol technology platforms •Complete at least five OmniAb technology license agreements	•Executed seven licensing agreements across Captisol and Pelican technology platforms •Executed 12 OmniAb technology license agreements •No major commercial license deals completed	90%
Operations •Rationalize Captisol supply chain •Support Alvogen through potential Therapeutic Equivalence (TE) approval and cost reduction programs •Complete OmniAb office/lab expansion and consolidation projects	•Captisol supply chain rationalized •Alvogen TE dialogue with FDA ongoing; cost reduction efforts in process •OmniAb office/lab expansion and consolidation projects completed	100%
(1)    Adjusted EBITDA for annual bonus plan purposes is a non-GAAP measure and is generally calculated as our earnings before interest, taxes, depreciation, amortization and other non-cash related expenses. Adjusted EBITDA for 2022 annual bonus plan purposes also excluded the OmniAb business.

In evaluating management’s performance against our 2022 corporate objectives in January 2023, our Human Capital Management and Compensation Committee assessed performance relative to the predefined goals to be in line with the targeted levels of performance anticipated by the Board when such objectives were first established. In addition, our Human Capital Management and Compensation Committee considered our business achievements in 2022 as discussed above under “2022 Business Highlights.” With the performance against the pre-established goals, our Human Capital Management and Compensation Committee determined to payout annual bonuses to the executives at 90% of target.

2022 Annual Bonus Determinations

Name	Base Salary	Target Bonus (as % of base salary)	Corporate Performance Achievement %	Total 2022 Annual Bonus(1)
Matthew Korenberg	540,000	50%	90%	$234,229
Tavo Espinoza	400,000	40%	90%	119,715
Andrew Reardon	415,000	40%	90%	62,250

(1) Annual bonus amounts were calculated based on the actual salary earned during 2022 for the executives. Mr. Reardon’s annual bonus for the year ended December 31, 2022 was prorated to reflect his partial year of employment. Mr. Davis, who commenced employment as our Chief Executive Officer on December 5, 2022, was not eligible for a 2022 annual bonus.

On November 1, 2022, in connection with the completion of the OmniAb spin-off, Matthew W. Foehr and Charles S. Berkman resigned as Ligand’s President and Chief Operating Officer and Senior Vice President, General Counsel and Secretary, respectively. As a result, they were not eligible for an annual bonus payment from Ligand for 2022.

On December 5, 2022, John L. Higgins retired as Chief Executive Officer, and he was not eligible for a 2022 annual bonus.

Long-Term Performance-Based Equity Incentive Program
Our long-term performance-based compensation is designed to link the ultimate level of an executive officer’s compensation to our stock price performance and long-term stockholder interests while creating an incentive for sustained growth. Except for Mr. Reardon’s initial grants, which are granted under our 2022 Inducement Plan, all equity awards for our executive officers are granted under our 2002 Plan.
Equity Vehicles
We provide equity compensation to our named executive officers through grants of stock options, PSUs and RSUs. For 2022 annual award purposes, these equity vehicles were weighted at 40%, 33% and 27%, respectively. New hire awards and promotional awards may be granted solely in the form of one or more equity vehicles or may have different weightings.

•Time-based stock options granted to our named executive officers generally have a four-year vesting schedule designed to provide an incentive for continued employment. Options have a ten-year term and an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant. Accordingly, options will provide a return to the executive officer only if the market price of the shares appreciates over the option term.
•Time-based restricted stock units generally vest in equal installments over three years.
•Performance stock units are a significant component of our annual long-term equity incentive awards for our named executive officer that vest based on key corporate and financial objectives over multi-year performance periods. At the time of grant, our Human Capital Management and Compensation Committee conducts a review of the performance measures and associated payout levels, the rigor of the performance goals and their alignment with performance. Our PSUs are structured with two staggered performance periods to provide our Human Capital Management and Compensation Committee the ability to design performance objectives that are tailored to specifically drive long-term stockholder value creation over varying time horizons. This staggered performance period design results in PSUs from two awards vesting each year and facilitates more diversity in performance objectives.
The Human Capital Management and Compensation Committee views granting equity awards as both a valuable retention device and a means to effectively align the interests of our named executive officers with our long-term objectives and stockholder interests. In line with the retention benefits of our equity awards, the Human Capital Management and Compensation Committee therefore also reviews the status of vesting and number of vested versus unvested awards at the time of grant. Guidelines for the number of equity awards granted to each executive officer are determined using a procedure approved by the Human Capital Management and Compensation Committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance and the value of the equity awards at the time of grant. We emphasize long-term equity incentive compensation within our named executive officers' total target compensation opportunity. While we do not set target equity compensation at a specific level relative to our peer group, annual target equity opportunities may exceed the median of executive officers performing similar job functions at companies in our peer group if the Human Capital Management and Compensation Committee believes that is appropriate based on its review of the foregoing factors and each executive's other compensation and individual executive officer performance.

2022 Annual Awards
In June 2022, our Human Capital Management and Compensation Committee approved annual long-term incentive awards to our named executive officers as described in the table below.

Name	Total Stock Option Target Value (40%)	Number of Stock Options Granted(1)	Total RSU Target Value (27%)	Number of RSUs Granted(2)	Total PSU Target Value (33%)	Number of PSUs Granted (at Target)(2)
Matthew Korenberg	$1,200,000	30,189	$810,000	8,062	$990,000	9,853
Tavo Espinoza	541,190	13,615	270,569	2,693	401,908	4,000
John L. Higgins	3,040,000	76,478	2,052,000	20,423	2,508,000	24,962
Matthew W. Foehr	1,360,000	34,214	918,000	9,137	1,122,000	11,167
Charles S. Berkman	800,000	20,126	540,000	5,375	660,000	6,569
(1) The actual number of options awarded was calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).
(2) The actual number of RSUs and PSUs awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period through and including May 5, 2022.

The table above only includes the annual grants made to named executive officers. The table above excludes the new hire grants made to Todd C. Davis and Andrew Reardon, the promotion grants made to Matthew Korenberg and Tavo Espinoza and the grants made to Todd C. Davis, Matthew Korenberg, Tavo Espinoza and John L. Higgins in connection with the OmniAb spin-off.

The annual time-based stock options and RSUs granted to our named executive officers and reflected in the table above vest in accordance with the standard vesting schedules described above.

The PSUs granted by our Human Capital Management and Compensation Committee in 2022 (the “2022 PSUs”) were divided into two equally weighted components: one subject to certain combined TSR goals of Ligand and OmniAb (“Combined TSR”) and one subject the completion of the OmniAb spin-off during the period from July 2022 and ending at the earlier of the spin-off date or March 23, 2023. Our Human Capital Management and Compensation Committee selected these performance measures in order to drive the key behaviors that reinforce and align pay with stockholder returns.

Threshold, target and maximum performance levels for both components of the 2022 PSUs were established, as described below. The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible as well as align with stockholders’ interests, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
Combined TSR Component. The performance-based vesting requirement for the 2022 PSUs tied to combined TSR is based on the percentile level of combined Ligand and OmniAb TSR for a period of approximately two years following the close of the Merger relative to the members of the NASDAQ Biotechnology Index. The NASDAQ Biotechnology Index was selected for comparison because it enables our Human Capital Management and Compensation Committee to assess our performance against an objective peer group.

COMBINED TSR PERCENTILE VS. NASDAQ BIOTECHNOLOGY INDEX	% OF TARGET PAID
95th percentile	200%
55th percentile	100%
30th percentile	50%
< 30th percentile	0%
Performance between achievement levels will be determined by linear interpolation. To receive the earned shares, an executive officer must generally remain employed with us through the last day of the applicable performance period.
OmniAb Spin-Off Component. The second performance-based vesting component for the 2022 PSUs is tied to the completion of the OmniAb spin-off during the period from July 2022 and ending at the earlier of the spin-off date or March 23, 2023. The portion of the 2022 PSUs tied to the OmniAb spin-off was scheduled to vest as follows:

OMNIAB SPIN-OFF CLOSING DATE	% OF TARGET PAID
Q3 2022	125%
Q4 2022	100%
Q1 2023	75%
after Q1 2023	0%

The OmniAb spin-off was completed on November 1, 2022, resulting in the vesting of this portion of the PSUs at 100%. The actual number of units that vested with respect to the PSUs tied to the completion of the OmniAb spin-off were as follows: Mr. Korenberg, 8,456 shares, Mr. Espinoza, 3,432 shares, Mr. Reardon, 3,432 shares, and Mr. Higgins, 21,421 shares.

New Hire and Promotion Awards

Effective August 2022, the Human Capital Management and Compensation Committee granted 42,500 stock options, 5,000 RSUs and 4,000 PSUs (at “target”) to Mr. Reardon under the Company’s 2022 Inducement Plan in connection with his hiring and appointment as Chief Legal Officer, which equity awards vest in accordance with the standard vesting schedule described above, or in the case of Mr. Reardon’s PSUs, in accordance with the vesting schedule applicable to the 2022 PSUs granted to our other named executive officers as described above.

In December 2022, the Human Capital Management and Compensation Committee approved the grant of 132,000 stock options to Mr. Davis under the Company’s 2002 Plan in connection with his appointment as Chief Executive Officer, which stock options vest in accordance with the standard vesting schedule described above.

Additionally, in December 2022, the Human Capital Management and Compensation Committee approved grants of equity awards to Messrs. Korenberg and Espinoza in connection with each executive’s promotion to President and Chief Operating Officer and Chief Financial Officer, respectively. Messrs. Korenberg and Espinoza were granted 30,000 and 20,000 stock options, respectively, and 14,000 and 11,000 RSUs, respectively, in each case, under the Company’s 2002 Plan. The stock options and RSUs vest in accordance with the standard vesting schedules described above.

December 2022 Make-Whole Awards

As discussed below under the heading “Treatment of Outstanding Equity Awards at the Time of the OmniAb Spin-Off,” our executives and directors who held outstanding Ligand awards granted prior to March 2, 2022 were split at the time of the Distribution into two equity awards—a Ligand equity award and a New OmniAb equity award. The adjusted Ligand equity awards and New OmniAb equity awards generally are subject to the same terms and conditions, including the same vesting and share payment timing provisions, as applied to the applicable Ligand equity awards immediately prior to the Distribution. The adjustment of such awards was prescribed by the A&R Employee Matters Agreement (as defined below) and was intended to result in the same intrinsic value of those awards prior to and following the adjustment. However, the formula in the A&R Employee Matters Agreement did not accomplish this intent due to a variety of factors, including the fixed value of OmniAb at the agreed upon merger value consistent with other deSPAC transactions. As a result of those adjustments, significant value was lost by employees, directors and other service providers holding Ligand equity awards granted prior to March 2, 2022.

Following the completion of the OmniAb spin-off, after identifying the disproportionate effect on these Ligand equity award holders of the adjustments as a result of the OmniAb spin-off and the Business Combination and considering the extraordinary circumstances that led to such outcome, the Human Capital Management and Compensation Committee consulted with Aon, its independent compensation consultant, to design a make-whole grant program for affected Ligand employees, directors and service providers that would help to mitigate the lost retentive and incentive value in Ligand's equity award program as a result of such adjustments.

Following extensive discussions with Aon, in December 2022, and determining that the lost value as a result of the adjustment of outstanding Ligand equity awards as a result of the OmniAb spin-off and Business Combination presented extraordinary circumstances, the Human Capital Management and Compensation Committee recommended that the full Board approve, and the Board approved, the following grants of stock options under the Company's 2022 Plan to Messrs. Davis, Korenberg, Espinoza and Higgins, as compensation for their services as executives:

Name	Number of Stock Options Granted
Todd C. Davis	2,081
Matthew Korenberg	25,967
Tavo Espinoza	6,620
John L. Higgins	92,932

The stock options vest in accordance with the standard vesting schedules described above, except that the options granted to Mr. Higgins were fully vested on the date of grant.

Treatment of 2020 and 2021 Performance-Based Restricted Stock Units in OmniAb Spin-Off

Our Human Capital Management and Compensation Committee amended the outstanding Ligand PSUs granted prior to the Equity Cutoff Date to convert those PSUs into time-based RSUs immediately prior to the Distribution based on its assessment of Ligand’s achievement relative to the applicable performance objectives as of such dates.

The PSUs granted by our Human Capital Management and Compensation Committee in 2020 (the “2020 PSUs”) were eligible to vest based on the following two equally-weighted objectives:

•The vesting of the first component of the 2020 PSUs was tied to Ligand’s adjusted EPS growth for the two year performance period commencing January 1, 2020 and ending December 31, 2021.

•The vesting of the second component of the 2020 PSUs is tied to Ligand’s TSR during the performance period commencing January 1, 2020 and ending December 31, 2022, relative to the members of the NASDAQ Biotechnology Index.

In January 2022, our Human Capital Management and Compensation Committee certified Ligand’s achievement relative to the adjusted EPS growth objective for purposes of the 2020 PSUs following the end of the applicable two-year performance period. In October 2022, in anticipation of the OmniAb spin-off, the Human Capital Management and Compensation Committee determined that the portion of the 2020 PSUs tied to Ligand’s TSR had not been achieved and assigned a 0% achievement level, resulting in the forfeiture of these awards.

The 2021 PSUs granted to our named executive officers were eligible to vest based on the following two equally weighted components (and a possible performance multiplier of 150% for the relative TSR component and 200% for the OmniAb program initiative component):

•The vesting of the first component of the 2021 PSUs was tied to the percentile level of Ligand’s TSR for the three-year performance period from January 1, 2021 through December 31, 2023, relative to the members of the NASDAQ Biotechnology Index.

•The vesting of the second component of the 2021 PSUs was tied to OmniAb program initiation performance conditions during the two-year performance period from January 1, 2021 through December 31, 2022.

In October 2022, in anticipation of the OmniAb spin-off, the Human Capital Management and Compensation Committee certified that the anticipated achievement of the 2021 PSUs relative to the number of partnered OmniAb antibody programs initiated during the two-year performance period from January 1, 2021 through December 31, 2022 was at the maximum level shown in the table below, and therefore approved the vesting of the PSUs granted at 150% at such time. With respect to the portion of the 2021 PSUs tied to Ligand’s TSR, performance was determined to be 168%.

NUMBER OF PARTNERED OMNIAB ANTIBODY PROGRAMS INITIATED	% OF TARGET PAID
>=35	150%
25	100%
15	50%
<15	0%

The actual number of units that vested and were issued with respect to the 2021 PSUs were as follows: Mr. Higgins, 11,557; Mr. Foehr, 6,045 shares; Mr. Korenberg, 9,084 shares; and Mr. Berkman, 3,201 shares. The 2021 PSUs, after giving effect to these achievement levels, were converted into time-based Ligand RSUs and vested on December 31, 2022 (with respect to the portion tied to OmniAb program initiation) and will vest on December 31, 2023 (with respect to the portion formerly tied to Ligand’s TSR), subject to continued employment through each applicable vesting date.

See “Treatment of Outstanding Equity Awards at the Time of the Distribution” below for a description of the treatment of the 2021 PSUs tied to our TSR during the two-year performance period from January 1, 2021 through December 31, 2023 in connection with the Distribution and spin-off of OmniAb.

As a result of such determination, the portion of the 2020 PSUs tied to Ligand’s TSR were assigned a 0%

Treatment of Outstanding Equity Awards at the Time of the OmniAb Spin-Off

Pursuant to the Amended and Restated Employee Matters Agreement, dated as of August 18, 2022 (the “A&R Employee Matters Agreement”), among our company, OmniAb, New OmniAb and Merger Sub, at the time of the Distribution, each outstanding Ligand stock option, RSU award and PSU award held by Ligand and service providers who previously provided service to OmniAb (“OmniAb service providers”) as of the time of the Distribution and granted prior to March 2, 2022 (the “Equity Cutoff Date”) was split at the time of the Distribution into two equity awards—a Ligand equity award and an OmniAb equity award. The adjusted Ligand equity awards and OmniAb equity awards generally are subject to the same terms and conditions, including the same vesting and share payment timing provisions, as applied to the applicable Ligand equity awards immediately prior to the Distribution.

Each outstanding Ligand stock option, RSU award and PSU award that was granted on or after the Equity Cutoff Date to an individual who was a current or former Ligand service provider as of the time of the Distribution generally was adjusted solely into a Ligand equity award at the time of the Distribution. The adjusted Ligand equity awards generally are subject to the same terms and conditions, including the same vesting and share payment timing provisions, as applied to the applicable Ligand equity awards immediately prior to the Distribution. Each of the named executive officers other than Messrs. Foehr and Berkman were treated as Ligand service providers for this purpose.

As described above, each outstanding Ligand stock option, RSU award and PSU award that was granted after the Equity Cutoff Date to an individual who was an OmniAb service provider as of the time of the Distribution generally was adjusted solely into an OmniAb equity award at the time of the Distribution. The adjusted OmniAb equity awards generally are subject to the same terms and conditions, including the same vesting and share payment timing provisions, as applied to the applicable Ligand equity awards immediately prior to the Distribution. Messrs. Foehr and Berkman were treated as OmniAb service providers for this purpose.

At the effective time of the Merger, all OmniAb options, OmniAb RSU awards and OmniAb PSU awards, in each case, that were outstanding as of immediately prior to the effective time were converted into awards relating to shares of New OmniAb common stock, respectively, in each case, with substantially the same terms and conditions as were applicable to the OmniAb equity award immediately prior to the closing of the Business Combination (other than terms that have been rendered inoperative by the Distribution and Business Combination), including with respect to vesting and termination-related provisions, as adjusted by the Base Exchange Ratio (as defined in the Merger Agreement). In addition, at the effective time of the Merger, each holder of a New OmniAb equity award was issued a number of “earnout shares” equal to the product of the number of shares of New OmniAb common stock subject to the New OmniAb equity award multiplied by the “earnout exchange ratio” (“OmniAb Earnout Shares”), with 50% of such OmniAb Earnout Shares vesting upon achievement of a post-transaction volume-weighted average price (“VWAP”) of $12.50 per share of New OmniAb’s common stock for any 20 trading days over a consecutive 30 trading-day period, and the remainder vesting upon achievement of a post-transaction VWAP of $15.00 per share of New OmniAb’s common stock for any 20 trading days over a consecutive 30 trading-day period, in each case provided such vesting occurs during the five-year period following the consummation of the Business Combination.

Following the foregoing adjustments, in the case of Ligand equity awards that were converted into both adjusted Ligand equity awards and OmniAb equity awards (or, following the closing of the Business Combination, New OmniAb equity awards), continued employment with or service to Ligand or its affiliates is treated as employment or other continued service with New OmniAb and its affiliates with respect to New OmniAb equity awards held by Ligand service providers, and continued employment with or other service to New OmniAb and its affiliates is treated as employment or other continued service with Ligand and its affiliates with respect to Ligand equity awards held by OmniAb service providers.

Notwithstanding the foregoing, with respect to any unvested New OmniAb equity award or unvested Ligand equity award granted or adjusted, as applicable, in connection with the Distribution and Business Combination, if the original Ligand equity award was subject to accelerated vesting provisions in connection with a termination of service with Ligand and/or a “change in control” (as defined in the applicable award agreements or equity plan) of Ligand, then the New OmniAb equity award or Ligand equity award, as applicable, is subject to the same acceleration provisions in connection with the holder’s termination of service with his or her post-spin employer, as applicable, and/or change in control of such entity. In addition, any unvested New OmniAb equity award granted to a Ligand service provider in connection with the Distribution and Business Combination will vest in full upon a change in control of New OmniAb, and any unvested Ligand equity award held by an OmniAb service provider that was adjusted in connection with the Distribution and Business Combination will vest in full upon a change in control of Ligand. Additionally, if our Board or the New OmniAb board of directors, as applicable, determines to accelerate in full the vesting of all of such entity’s equity awards that are held by its current and former service providers, then such board of directors shall also accelerate in full the vesting of all of its equity awards that are held by current and former service providers of the other entities, as applicable.

The adjusted Ligand equity awards held by our named executive officers as of December 31, 2022 are reflected in the Outstanding Equity Awards at Fiscal Year End Table below.

OTHER ELEMENTS OF COMPENSATION AND PERQUISITES
We also provide our named executive officers and other employees the following benefits and perquisites.
Health and Welfare Benefits
We provide to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to its other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.
We provide each named executive officer such disability and/or life insurance as we may from time to time make available to our other employees of the same level of employment. We pay the premiums for this life insurance coverage for the named executive officers.
Defined Contribution Plan
We and our designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We also make matching contributions to the 401(k) Plan. In 2022, the match was equal to $0.50 per each $1.00 contributed by an employee up to an annual maximum of $6,000 per year.

Employee Stock Purchase Plan
Our 2002 Employee Stock Purchase Plan, as amended, which is intended to qualify under Section 423 of the Internal Revenue Code, permit participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.
Limited Perquisites and Other Benefits
We make available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $11,000 for each executive officer in the last fiscal year.
CLAWBACK POLICY

While our Chief Executive Officer and Chief Financial Officer are subject to any recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act, we have not yet adopted a compensation recovery policy as required under the Dodd-Frank Act. We are reviewing the final clawback rule adopted by the SEC that implements the applicable provisions of the Dodd-Frank Act and the NASDAQ’s related proposed listing standard, in each case relating to recoupment of incentive-based compensation. The Company will implement its clawback policy in accordance with the new listing standard when the new listing standard becomes final.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following an involuntary termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control severance benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with an involuntary termination following a change in control.
Severance Agreement with Todd C. Davis

We entered into a severance agreement with Mr. Davis in connection with his appointment as our Chief Executive Officer. In the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason prior to a change in control of the Company or more than 24 months following a change in control of the Company, he will be eligible to receive a severance benefit equal to:

•eighteen months of his base salary at the rate in effect at the time of involuntary termination; plus

•eighteen multiplied by the monthly premium he would be required to pay for continued health coverage for himself and his eligible dependents.

In the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason within 24 months following a change in control of our company, he will be eligible to receive a severance benefit equal to:

•two times the annual rate of base salary in effect at the time of involuntary termination; plus

•two times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus

•twenty-four multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself and his eligible dependents.

The foregoing severance amounts will be payable in a lump sum following Mr. Davis’ termination of employment, subject to his execution of a general release of claims acceptable to us.

The severance agreement also provides that in the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason, all of Mr. Davis’ outstanding stock awards will vest in the event of such involuntary termination (provided that the acceleration of performance-based awards will be governed by the applicable award agreements). In addition, the post-termination exercise period of Mr. Davis’ stock options will be extended from three months to the date that is 24 months following the date of termination (but in no event beyond the original expiration date of such options), subject to his agreement to certain restrictions on the transfer of shares of the Company’s common stock held by him.
For purposes of the severance agreement, an involuntary termination is either a termination of Mr. Davis’ employment by us without cause or his resignation for good reason. “Cause” is generally defined as Mr. Davis’ conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, his willful and material breach of any obligation or duty under the employment agreement, any confidentiality and proprietary rights agreement or any written employment or other written policies that have previously been furnished to him, which breach is not cured within 30 days after written notice thereof is received by him, if such breach is capable of cure, Mr. Davis’ gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his duties, or his continuing failure or refusal to perform his assigned duties or to comply with reasonable directives of the Board that are consistent with his job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by him.

For purposes of the Mr. Davis severance agreement, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his duties, or any other action or inaction that constitutes a material breach by us or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to us of the occurrence of any of the foregoing events or conditions without his written consent within 90 days of the occurrence of such event. We will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.
For purposes of Mr. Davis’ severance agreement, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.

Change in Control Arrangements

We have a change in control severance agreement with each of the named executive officers (other than Mr. Davis). In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason within 24 months following a change in control of our company, he or she will be eligible to receive a severance benefit equal to:

•one times the annual rate of base salary in effect for such officer at the time of involuntary termination; plus

•one times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus

•twelve multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.

The foregoing severance amounts will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.

The change in control severance agreements also provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options). For purposes of the change in control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his resignation for good reason. “Cause” and “good reason” have the same definitions as given to such terms under Mr. Davis’ separation agreement described above.

For purposes of the change in control severance agreements, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.

Severance Plan
We maintain the Ligand Pharmaceuticals Incorporated Severance Plan to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers (other than Mr. Davis) is eligible to participate in the severance plan, provided that he or she is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination by us without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by the Board or a committee thereof, such named executive officer will not be eligible for benefits under the severance plan.

Under the terms of the severance plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for his fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
For purposes of the severance plan, “cause” is generally defined as an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of our confidential or proprietary information or trade secrets, or an officer’s commission of any material violation of our policies, or an officer’s commission of any other intentional misconduct which adversely affects our business or affairs in a material manner.
Change in Control Acceleration of Equity Awards
Equity awards granted under the 2002 Plan to the named executive officers may be subject to accelerated vesting in the event of a “change in control.”
Equity award agreements under the 2002 Plan, which cover each of the named executive officers, provide that such equity awards will automatically vest in the event of a “change in control” where the option is not assumed or replaced by a successor.
Under the 2002 Plan, a “change in control” is generally defined as:
•a merger, consolidation or reorganization of our company in which 50% or more of our voting securities change ownership;
•the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company; or

•a change in control of our company effected through a successful tender offer for more than 50% of our outstanding common stock or through a change in the majority of the Board as a result of one or more contested elections for board membership.
In addition, the PSUs granted to the named executive officers in 2022 contain additional vesting provisions that will apply in the event of a change in control. In the event of a change in control prior to December 31, 2023, the number of PSUs in which a named executive will be eligible to vest under each PSU will be set at the “target” number of units, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” PSUs vesting on December 31, 2023 and 50% of such “target” PSUs vesting on December 31, 2024. In the event of a change in control after December 31, 2023 but prior to December 31, 2024, the remaining number of PSUs in which a participant will be eligible to vest under each PSU will be set at 50% of the “target” number of PSUs, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service through December 31, 2024.

RISK ASSESSMENT OF COMPENSATION POLICIES AND PROGRAMS
In January 2022, management and Aon assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by us and presented its assessment to our Human Capital Management and Compensation Committee. Based on these assessments, management recommended, and the Human Capital Management and Compensation Committee concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on us. In connection with their review, management and the Human Capital Management and Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:
•The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
•Corporate performance objectives are designed to be consistent with our overall business plan and strategy, as approved by the Board.
•The determination of executive incentive awards is based on a review of a variety of indicators of performance, reducing the risk associated with any single indicator of performance.
•Our equity awards generally vest over multi-year periods.
•The Human Capital Management and Compensation Committee has the right to exercise negative discretion over executive annual incentive plan payments.
POLICIES REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to “covered employees” to the extent that compensation exceeds $1.0 million per covered employee in any fiscal year. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Human Capital Management and Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE REPORT

The Human Capital Management and Compensation Committee of the board of directors has submitted the following report for inclusion in this proxy statement:

The Human Capital Management and Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with the company’s management. Based on the review and discussions, the Human Capital Management and Compensation Committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2022.

This report of the Human Capital Management and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Human Capital Management and Compensation Committee.

Jason Haas, Chair
Jason M. Aryeh
John L. LaMattina, Ph.D.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Todd C. Davis (4)	2022	$49,243	$79,607		$5,001,298	$—	$65,021	$5,195,169
Chief Executive Officer

Matthew Korenberg	2022	519,858	2,691,809		3,089,749	234,229	6,900	6,542,545
President and Chief Operating Officer	2021	497,297	4,890,114		1,082,118	248,649	7,300	6,725,479
	2020	482,833	1,150,224		1,206,821	265,558	5,700	3,111,136

Tavo Espinoza	2022	330,097	1,385,048	1,295,068	1,430,012	119,715	7,380	3,272,252
Chief Financial Officer

Andrew Reardon	2022	172,917	1,023,470		1,746,108	62,250	2,909	3,007,654
Chief Legal Officer and Secretary

John L. Higgins	2022(5)	675,264	4,562,984		5,178,758	—	6,347,984	16,764,990
Former Chief Executive Officer	2021	696,583	6,016,298		2,344,512	522,438	7,380	9,587,211
	2020	668,333	2,277,460		2,389,544	501,250	6,180	5,842,767

Matthew W. Foehr	2022(6)	451,057	2,041,319		1,400,037	—	115,353(7)	4,007,766
Former President and Chief Operating Officer	2021	518,933	3,146,844		1,226,357	259,467	130,603(8)	5,282,204
	2020	503,750	1,242,269		1,303,366	277,063	158,001(9)	3,484,449

Charles S. Berkman	2022(10)	396,920	1,200,811		823,556	—	12,150	2,433,437
Former Senior Vice President, General Counsel and Secretary	2021	451,682	1,665,811		649,308	203,257	10,890	2,980,948
	2020	441,917	644,168		675,820	176,767	6,180	1,944,852

(1)    Reflects the grant date fair value for stock and option awards granted in 2020, 2021 and 2022, calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, (“Topic 718”). The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023. For Mr. Davis, also includes the grant date fair value for stock and option awards granted to him in 2022 for his service as a member of the Board prior to his appointment as our Chief Executive Officer effective December 5, 2022 in the amount of $79,607 and $251,449, respectively. With respect to the PSU awards included in the Summary Compensation Table, these amounts include the grant date fair value of such PSUs granted to each of the named executive officers based on the estimated probable outcome of the performance based objectives applicable to such awards on the grant date.

    With respect to the PSUs granted in 2020, the number of PSUs that are eligible to vest will be determined based on the measurement of two equally weighted metrics, the compound annual growth rate for our adjusted EPS over a two-year performance period and our relative TSR ranked on a percentile basis against the NASDAQ Biotechnology Index over a three-year performance period measured from January 1, 2020. The grant date fair value of the PSUs granted during 2020 included in this column that are tied to the compound annual growth rate for our adjusted EPS was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. For the PSUs granted during 2020, such inputs consisted of: (a) an expected term that was based on the actual 2.81 year term of the award; (b) a risk-free interest rate of 0.4% derived from the yield on U.S. government bonds of appropriate term from the U.S. Department of Treasury; (c) a dividend yield of 0.0% based on historic and future dividend yield estimates; (d) stock price volatility of 39.75% based on an analysis of the historical stock price volatility of Ligand and each company in the NASDAQ Biotechnology Index over the three years prior to the date of grant to conform to the term of the awards; and (e) initial TSR performance of -11.48% based on actual historical TSR performance for Ligand and each company in the NASDAQ Biotechnology Index. Based on this methodology, the valuation of the PSUs tied to relative TSR performance granted during 2020 was 52.81% of the closing price of our common stock on the date of grant. The highest level of performance that may be achieved for the PSUs is 200% of the target. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2020, assuming maximum achievement of the applicable performance objectives is as follows: Mr. Higgins $1,924,273, Mr. Foehr $1,049,603, Mr. Korenberg $971,834 and Mr. Berkman $544,291.
With respect to the PSUs granted in 2021, the number of PSUs that are eligible to vest will be determined based on the measurement of two equally weighted metrics, the initiation of partnered OmniAb antibody programs over a two-year performance period measured from January 1, 2021 and Ligand’s relative TSR ranked on a percentile basis against the NASDAQ Biotechnology Index over a three-year performance period measured from January 1, 2021. The grant date fair value of the PSUs granted during 2021 included in this column that are tied to the initiation of partnered OmniAb antibody programs was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. For the PSUs granted during 2021, such inputs consisted of: (a) an expected term that was based on the actual 2.9 year term of the award; (b) a risk-free interest rate of 0.18% derived from the yield on U.S. government bonds of appropriate term from the U.S. Department of Treasury; (c) a dividend yield of 0.0% based on historic and future dividend yield estimates; (d) stock price volatility of 52.56% based on an analysis of the historical stock price volatility of Ligand and each company in the NASDAQ Biotechnology Index over the three years prior to the date of grant to conform to the term of the awards; and (e) initial TSR performance of 84.38% based on actual historical TSR performance for Ligand and each company in the NASDAQ Biotechnology Index. Based on this methodology, the valuation of the PSUs tied to relative TSR performance granted during 2020 was 176.27% of the closing price of Ligand common stock on the date of grant. The highest level of performance that may be achieved for the PSUs is 200% of the target. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2021, assuming maximum achievement of the applicable performance objectives, is as follows: Mr. Higgins $4,462,197, Mr. Foehr $2,333,894, Mr. Korenberg $3,507,211 and Mr. Berkman $1,235,551.
With respect to the PSUs granted by Ligand in 2022, the number of PSUs that were eligible to vest were determined based on the measurement of two equally weighted metrics, the completion of the OmniAb spin-off during the period from July 2022 and ending at the earlier of the spin-off date or March 23, 2023, and the achievement of certain combined TSR goals of Ligand and OmniAb relative to the NASDAQ Biotechnology Index during a period of approximately two years following the close of the OmniAb spin-off. The grant date fair value of the PSUs granted during 2022 included in this column that are tied to the calendar quarter during which the completion of the OmniAb spin-off occurred was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of Ligand, OmniAb and the NASDAQ Biotechnology Index. For the PSUs granted during 2022, such inputs consisted of: (a) an expected term that was based on the actual 2.5 year term of the award; (b) a risk-free interest rate of 2.8% derived from the yield on U.S. government bonds of appropriate term from the U.S. Department of Treasury; (c) a dividend yield of 0.0% based on historic and future dividend yield estimates; (d) stock price volatility of 59.71% based on an analysis of the historical stock price volatility of Ligand and each company in the NASDAQ Biotechnology Index over the 2.5 years prior to the date of grant to conform to the term of the awards; and (e) initial TSR performance of 100% based on actual historical TSR performance for Ligand and each company in the NASDAQ Biotechnology Index. Based on this methodology, the valuation of the PSUs tied to relative TSR performance granted during 2022 was 147.15% of the closing price of Ligand Common Stock on the date of grant. The highest level of performance that may be achieved for the spin-off PSU grant and combined TSR PSU grant is 125% and 200% of the target, respectively. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2022, assuming maximum achievement of the applicable performance objectives, is $3,241,409 for Mr. Higgins, $1,450,066 for Mr. Foehr, $1,279,438 for Mr. Korenberg, $852,999 for Mr. Berkman, $519,415 for Mr. Espinoza and $546,065 for Mr. Reardon. The PSU grant tied to the completion of the OmniAb spin-off was vested at 100% of target upon completion of the Distribution during the fourth quarter of 2022.
Certain of these awards were adjusted at the time of the Distribution and spin-off of OmniAb. For more information about the adjustment of the equity awards in connection with the Distribution and spin-off of OmniAb, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” above.
(2)    Represents performance bonus awards under the management bonus plan earned in 2020, 2021, and 2022 but paid in the subsequent year.
(3) Represents life insurance premiums paid by us for each year represented in the table and for 401(k) matching funds paid by us for certain named executive officers, as follows: $2,572 for Andrew Reardon, and $6,000 for the remaining named executive officers (other than Mr. Davis) in 2022; $6,000 for each named executive officer in 2021; and $4,800 for each named executive officer in 2020). In addition, the amount for John L. Higgins in 2022 includes the incremental stock-based compensation expense under Topic 718 in the amount of $5,099,852 resulting from the accelerated vesting of his outstanding equity awards in connection with his separation from the company, $85,288 for his accrued paid time off balance paid upon his resignation, and $1,095,683 in severance payments and $61,161 in continued health benefit coverage pursuant to his separation agreement with the Company. For Mr. Davis, includes the cash retainers paid to Mr. Davis received for his service on the Board prior to his appointment as our Chief Executive Officer effective as of December 5, 2022 in the amount of $65,021. Mr. Davis did not receive any 401(k) matching funds during 2022.
The assumptions used to calculate the incremental stock-based compensation expense under Topic 718 with respect to Mr. Higgins’ equity award acceleration are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023.

(4) For Mr. Davis, his salary represents the pro-rated base salary paid in 2022 in the amount of $49,243.
(5) Effective December 5, 2022, John L. Higgins retired as Chief Executive Officer of the Company, and Todd C. Davis was appointed Chief Executive Officer. Mr. Higgins remained a member of the Board until December 31, 2022.
(6) Mr. Foehr resigned from his role as President and Chief Operating Officer in connection with the OmniAb spin-off, effective November 1, 2022.
(7) Pursuant to the management rights letter between Viking Therapeutics, Inc. (Viking) and Ligand dated May 21, 2014, Ligand nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2022, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $70,203 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, for 2022, Mr. Foehr received life insurance premiums paid by Ligand of $1,150 and $6,000 in 401(k) matching funds paid by Ligand in 2022.
(8) During 2021, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $85,603 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by Ligand for 2021 of $900, taxable fringe benefits of $100, and $6,000 in 401(k) matching funds paid by Ligand in 2021.
(9) During 2020, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $114,001 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by us for 2020 of $900, taxable fringe benefits of $300, and $4,800 in 401(k) matching funds paid by Ligand in 2020.
(10) Mr. Berkman resigned from his role as Senior Vice President, General Counsel and Secretary in connection with the OmniAb spin-off effective November 1, 2022.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2022
The following table summarizes plan-based awards granted to our named executive officers during the last fiscal year.

Name	Grant Date	Date of Board Action approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd C. Davis
	6/10/22	6/10/22 (6)	—	—	—	—	—	—	1,004	—	—	79,607
	6/10/22	6/10/22 (6)	—	—	—	—	—	—	—	4,340	79.20	180,646
	12/5/22	12/5/22	—	—	—	—	—	—	—	132,000	69.70	4,749,848
	12/22/22	12/22/22	—	—	—	—	—	—	—	2,081	67.03	70,803
Matthew Korenberg
	12/13/22	12/13/22		270,000	—	—	—	—	—	—	—	—
	7/5/22	7/5/22	—	—	—	—	9,853	16,011	—	—	—	1,161,893
	6/10/22	4/8/22	—	—	—	—	—	—	8,062	—	—	639,236
	12/13/22	12/13/22	—	—	—	—	—	—	14,000	—	—	890,680
	5/5/22	4/8/22	—	—	—	—	—	—	—	30,189	90.68	1233634
	12/13/22	12/13/22	—	—	—	—	—	—	—	30,000	63.62	972,624
	12/22/22	12/22/22	—	—	—	—	—	—	—	25,967	67.03	883,491
Tavo Espinoza
	12/13/22	12/13/22	—	160,000	—	—	—	—	—	—	—	—
	7/5/22	7/5/22	—	—	—	—	4,000	6,500	—	—	—	471,700
	6/10/22	4/8/22	—	—	—	—	—	—	2,693	—	—	213,528
	12/13/22	12/13/22	—	—	—	—	—	—	11,000	—	—	699,820
	5/5/22	4/8/22	—	—	—	—	—	—	—	13,615	90.68	556,359
	12/13/22	12/13/22	—	—	—	—	—	—	—	20,000	63.62	648,416
	12/22/22	12/22/22	—	—	—	—	—	—	—	6,620	67.03	225,236
Andrew Reardon
	10/21/22	10/21/22		166,000	—	—	—	—	—	—	—	—
	8/10/22	7/5/22	—	—	—	—	4,000	6,500	—	—	—	493,020
	8/10/22	4/8/22	—	—	—	—	—	—	5,000	—	—	530,450
	8/1/22	4/8/22	—	—	—	—	—	—	—	42,500	89.70	1,746,108
John L. Higgins
	1/26/22	1/26/22		547,841	—	—	—	—	—	—	—	—
	7/5/22	7/5/22	—	—	—	—	24,962	40,562	—	—	—	2,943,644
	6/10/22	4/8/22	—	—	—	—	—	—	20,423	—	—	1,619,340
	5/5/22	4/8/22	—	—	—	—	—	—	—	76,478	90.69	3,125,174
	12/22/22	12/22/22	—	—	—	—	—	—	—	92,932	67.03	2,053,583
Matthew W. Foehr
	1/26/22	1/26/22		271,805	—	—	—	—	—	—	—	—
	7/5/22	7/5/22	—	—	—	—	11,167	18,144	—	—	—	1,316,868
	6/10/22	4/8/22	—	—	—	—	—	—	9,137	—	—	724,473
	5/5/22	4/8/22	—	—	—	—	—	—	—	34,214	90.68	1,398,111
Charles S. Berkman
	1/26/22	1/26/22		214,575	—	—	—	—	—	—	—	—
	7/5/22	7/5/22	—	—	—	—	6,569	10,675	—	—	—	774,649
	6/10/22	4/8/22	—	—	—	—	—	—	5,375	—	—	426,184
	5/5/22	4/8/22	—	—	—	—	—	—	—	20,126	90.68	822,423
(1)    Represents the target cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(2)    The PSUs were eligible to vest based on objectives related to the completion of the Business Combination, and the achievement of certain combined TSR goals of Ligand and OmniAb relative to the NASDAQ Biotechnology Index during a period of approximately two years following the close of the Business Combination, with each such objective equally weighted. Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The portion of the PSUs tied to completion of the Business Combination vested at target levels upon completion of the Business Combination. For a description of the change in control provisions applicable to the foregoing equity awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above. For a description of the accelerated vesting of Mr. Higgins’ equity awards in connection with his retirement, see “Higgins Separation Agreement” above.
(3)    Other than the RSU awards granted in December 2022 to Mr. Higgins and as described below in footnote (6), the RSU awards granted to the named executive officers vest in equal installments over a three year period on each of February 15, 2023, 2024 and 2025. The RSU awards granted in December 2022 to Mr. Higgins were vested on the date of grant. For a description of the change in control provisions applicable to the foregoing equity awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above. For a description of the accelerated vesting of Mr. Higgins’ equity awards in connection with his retirement, see “Higgins Separation Agreement” above.

(4)    Other than the RSU awards granted in December 2022 to Mr. Higgins and as described below in footnote (6), each option grant to the named executive officers vests 12.5% six months from the grant date and the remainder in 42 equal monthly installments. The option awards granted in December 2022 to Mr. Higgins were vested on the date of grant. For a description of the change in control provisions applicable to the foregoing equity awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above. For a description of the accelerated vesting of Mr. Higgins’ equity awards in connection with his retirement, see “Higgins Separation Agreement” above.
(5)    Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023. With respect to awards, the vesting of which is performance-based, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. See additional disclosure in footnote (1) under the “Summary Compensation Table” above.
(6) Represents stock options and RSUs automatically granted on June 10, 2022 to Mr. Davis for his service on the Board pursuant to the terms of our non-employee director compensation policy. These awards will vest on June 9, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on all stock and option awards held by our named executive officers as of December 31, 2022. All outstanding equity awards are in shares of our common stock. The share numbers and exercise prices of the equity awards reflected in the table below have been adjusted to reflect the adjustment of such awards pursuant to the Distribution and spin-off of OmniAb. See “Treatment of Outstanding Equity Awards at the Time of the Distribution” above for a description of the adjustment of outstanding Ligand equity awards in connection with the Distribution and spin-off of OmniAb.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Expiration Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Todd C. Davis	3,556	—	—	66.19	6/5/2029	—	—	—	—
	2,156	—	—	68.51	6/10/2030	—	—	—	—
	2,855	—	—	67.24	6/4/2031	—	—	—	—
	—	7,448	—	46.20	6/9/2032	—	—	—	—
	—	132,000	—	69.70	12/4/2032	—	—	—	—
	—	2,081	—	67.03	12/21/2032	—	—	—	—
						1,723(4)	115,096
Matthew Korenberg	21,840	—	—	60.94	8/5/2025	—	—	—	—
	6,048	—	—	49.99	2/10/2026	—	—	—	—
	13,301	—	—	58.49	2/24/2027	—	—	—	—
	14,021	—	—	92.65	3/1/2028	—	—	—	—
	24,530	1,065	—	68.74	2/10/2029	—	—	—	—
	19,029	7,834	—	55.75	2/12/2030	—	—	—	—
	4,643	5,482	—	103.42	2/3/2031	—	—	—	—
	10,797	41,016	—	52.84	5/4/2032	—	—	—	—
	—	30,000	—	63.62	12/12/2032	—	—	—	—
	—	25,967	—	67.03	12/21/2032	—	—	—	—
	—	—	—	—	—	47,505 (5)	3,173,334	—	—
	—	—	—	—	—	—	—	8,454(6)	564,727
Tavo Espinoza	1,883		—	80.72	8/1/2026	—	—	—	—
	1,932		—	58.49	2/24/2027	—	—	—	—
	3,057		—	92.65	3/1/2028	—	—	—	—
	2,511	109	—	70.04	1/31/2029	—	—	—	—
	3,348	145	—	68.74	2/10/2030	—	—	—	—
	2,245	1,423	—	55.75	2/12/2030	—	—	—	—
	4,260	3,602	—	57.22	10/1/2030	—	—	—	—
	2,003	2,364	—	103.42	2/3/2031	—	—	—	—
	4,871	18,496	—	52.84	5/4/2032	—	—	—	—
	—	20,000	—	63.62	12/12/2032	—	—	—	—
	—	6,620	—	67.03	12/21/2032	—	—	—	—
	—	—	—	—	—	18,121(7)	1,210,483	—	—
	—	—	—	—	—	—	—	3,432(6)	229,258
Andrew Reardon	—	72,944	—	52.27	7/31/2032
	—	—	—	—	0	8,581(8)	573,211	—	—
	—	—	—	—	0	—	—	3,432(6)	229,258
John L. Higgins	20,335			12.78	2/15/2023
	12,522			18.65	6/3/2023
	81,795			43.36	2/12/2024
	47,544			32.78	12/5/2024
	47,374			49.99	12/5/2024

	38,130		58.49	12/5/2024
	36,161		92.65	12/5/2024
	92,932		67.03	12/5/2024
		51,191	68.74	12/5/2024
		53,191	55.75	12/5/2024
		21,938	103.42	12/5/2024
		131,261	52.84	12/5/2024
					60,920(9)	4,069,456
							21,421(6)	1,430,923
Matthew W. Foehr	55,222		43.36	2/12/2014
	35,258		32.78	2/10/2015
	22,660		49.99	2/11/2016
	21,271		58.49	2/24/2017
	17,711		92.65	3/2/2018
	29,861	1,242	68.74	2/11/2019
	29,012	8,459	55.75	2/13/2020
	11,475	6,213	103.42	2/3/2021
					13,631(10)	910,551
Charles S. Berkman	1,701		32.78	2/9/2025
	3,627		49.99	2/10/2026
	5,966		58.49	2/24/2027
	8,117		92.65	3/1/2028
	12,265	532	68.74	2/10/2029
	10,658	4,385	55.75	2/12/2030
	2,786	3,290	103.42	2/3/2031
					7,188(11)	480,158

(1)    Each option grant to the named executive officers has a ten year term from the date of grant. Except as described below, each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. The option grants to Mr. Davis prior to December 2022 were granted to him in his capacity as a non-employee director and vested on the earlier of (A) the date of the next annual meeting of our stockholders following the grant date or (B) on the first anniversary of the date of grant. For a description of the change in control provisions applicable to the stock option awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.
(2)    Except as described below, the RSU awards granted to the named executive officers vest over a three year period in equal installments on February 15 of the first three calendar years following the year in which the date of grant occurs. For a description of the change in control provisions applicable to the stock awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.
(3)    Computed by multiplying the closing market price of our common stock on December 30, 2022, the last trading day of 2022, of $66.80, by the number of shares of common stock subject to such award.
(4)    Represents RSUs held by Mr. Davis and granted to him on June 10, 2022 in his capacity as a non-employee director, which RSUs will vest on June 9, 2023.
(5)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Korenberg: 2,282 unvested RSUs granted February 13, 2020, 17,386 unvested RSUs granted on February 3, 2021, 13,837 unvested RSUs granted on June 10, 2022, and 14,000 unvested RSUs granted on December 13, 2022. For a description of the change in control provisions applicable to the stock awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.
(6)    Represents the remaining portion of the “target” number of PSUs granted to the named executive officer in 2022. This portion of PSUs granted in 2022 will vest based on the achievement of certain combined TSR goals of Ligand and OmniAb relative to the NASDAQ Biotechnology Index during a period of approximately two years following the OmniAb spin-off (and a possible performance multiplier of 200% for “maximum” performance). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective.
The “target” number of PSUs granted to the named executive officers in 2022 that remain eligible to vest based on the relative TSR objective are reported in the column titled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” above as follows: Mr. Korenberg 8,454 shares, Mr. Espinoza 3,432 shares, Mr. Reardon 3,432 shares, and Mr. Higgins 21,421 shares.
For a description of the change in control provisions applicable to the foregoing equity awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.
(7)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Espinoza: 333 unvested RSUs granted February 13, 2020, 1,000 unvested RSUs granted on October 1, 2020, 1,166 unvested RSUs granted on February 3, 2021, 4,622 unvested RSUs granted on June 10, 2022, and 11,000 unvested RSUs granted on December 13, 2022. For a description of the change in control provisions applicable to the stock awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.
(8)    This balance represents the unvested RSUs from the August 10, 2022 grant to Mr. Reardon. For a description of the change in control provisions applicable to the stock awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.
(9)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Higgins: 4,519 unvested RSUs granted on February 13, 2020, 21,349 unvested RSUs granted on February 3, 2021 and 35,052 unvested RSUs granted on June 10, 2022. For a description of the change in control provisions applicable to the stock awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above. For a description of the accelerated vesting of Mr. Higgins’ equity awards in connection with his retirement, see “Higgins Separation Agreement” above.

(10)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Foehr: 2,465 unvested RSUs granted on February 13, 2020 and 11,166 unvested RSUs granted on February 3, 2021. For a description of the change in control provisions applicable to the stock awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.

(11)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Berkman: 1,278 unvested RSUs granted on February 13, 2020 and 5,910 unvested RSUs granted on February 3, 2021. For a description of the change in control provisions applicable to the stock awards, see “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements” above.
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2022
The following table provides information on stock option exercises and stock vesting in fiscal 2022 by our named executive officers.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Todd C. Davis	—	—	630	53,500
Matthew Korenberg	—	—	37,215	3,535,515
Tavo Espinoza	—	—	5,799	505,145
Andrew Reardon	—	—	3,432	250,193
John L. Higgins	38,000	2,719,420	69,136	6,568,066
Matthew W. Foehr	—	—	26,199	2,763,370
Charles S. Berkman	—	—	12,947	1,355,210
(1)    The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)    Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs or PSUs subject to such award vesting on the applicable vesting date.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes potential change in control and severance payments to each named executive officer as of December 31, 2022. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change in control; a change in control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change in control. The table assumes that the termination or change in control occurred on December 31, 2022. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $66.80, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 30, 2022, the last trading day of 2022. All cash severance benefits will be paid in a lump sum. Messrs. Foehr and Berkman are not included in the table below as their employment with us terminated in connection with the OmniAb spin-off and neither executive received compensation or benefits in connection with such departure that would be required to be disclosed in this table. The separation arrangements with Mr. Higgins are described below the table.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
Todd C. Davis	Salary	$975,000	$—	$1,300,000
	Bonus	—	—	780,000
	Option acceleration	153,429	153,429	153,429
	Stock Award acceleration	115,096	115,096	115,096
	Benefits continuation	58,329		77,772
	Total value:	1,301,854	268,525	2,426,297
Matthew Korenberg	Salary	166,966	—	520,933
	Bonus	—	—	260,467
	Option acceleration	—	754,549	754,549
	Stock Award acceleration	—	3,738,061	3,738,061
	Benefits continuation	12,962	—	38,886
	Total value:	179,928	4,492,610	5,312,896
Tavo Espinoza	Salary	98,907	—	98,907
	Bonus	—	—	—
	Option acceleration	—	372,035	372,035
	Stock Award acceleration	—	1,439,740	1,439,740
	Benefits continuation	12,962	—	12,962
	Total value:	111,869	1,811,775	1,923,644
Andrew Reardon	Salary	69,167	—	69,167
	Bonus	—	—	—
	Option acceleration	—	1,059,876	1,059,876
	Stock Award acceleration	—	802,468	802,468
	Benefits continuation	6,481	—	6,481
	Total value:	75,648	1,862,344	1,937,992
(1)    The 2002 Plan provides that options or RSUs will vest in the event of a change in control and the options or RSUs are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options or RSUs. For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.
(2)    The severance agreement with Mr. Davis and the severance agreement with Mr. Davis and the change in control severance agreements with each of our other named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of an involuntary termination following a change in control. In addition, the severance agreement with Mr. Davis provides that all of his outstanding stock awards the vesting of which is time-based will vest upon an involuntary termination at any time, and any performance-based awards will be governed by the terms of the applicable award agreements. The agreements governing our PSUs provide for accelerated vesting of such PSUs upon an involuntary termination following a change in control, as described above under “Treatment of Outstanding Equity Awards at the Time of the Distribution” and “Severance and Change in Control Arrangements.” For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.

Higgins Separation Agreement

In connection with Mr. Higgins’ retirement as Chief Executive Officer effective December 5, 2022, the Company and Mr. Higgins entered into a separation agreement (the “Higgins Agreement”). Pursuant to the Higgins Agreement, Mr. Higgins will be entitled to receive base salary continuation payments for a period of 18 months (totaling $1,095,683), continued health benefits at the Company’s expense for up to 18 months (with an aggregate value of $61,161), full vesting of all of his outstanding equity awards (with his PSUs vesting at “target” levels) and an extension of the post-employment exercise period of his vested stock options to the second anniversary of his last day of employment (but in no event beyond the original expiration date of such options), subject to his agreement to certain restrictions on the transfer of shares of the Company’s common stock held by him. The vesting of Mr. Higgins’ equity awards resulted in the following number of equity awards vesting on January 3, 2023 with the corresponding values based on the closing market price of our common stock as reported on the Nasdaq Global Market on December 30, 2022, the last trading day of 2022: 257,581 stock options, with an aggregate value of $2,420,164; 60,920 RSUs with an aggregate value of $4,069,456; and 21,421 PSUs (at “target” levels) with an aggregate value of $1,430,923.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the total annualized compensation of Todd C. Davis, our Chief Executive Officer:

•Total annualized compensation of our Chief Executive Officer, Mr. Davis, in 2022 was $5,795,926, as further described below. The total compensation for the median employee, other than our Chief Executive Officer, was $295,590. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.

•The ratio of our Chief Executive Officer’s annualized compensation (as determined below) to the compensation of the median employee for 2022 was 20 to 1.

While Mr. Davis did not serve as our Chief Executive Officer for the entire year, SEC rules allow us to use the annual total compensation of Mr. Davis, who was serving as our Chief Executive Officer as of December 31, 2022, to calculate our pay ratio. For purposes of determining our Chief Executive Officer pay ratio, we determined Mr. Davis’ annual total compensation for 2022 was $5,795,926, which, as required by SEC rules, includes his total compensation as required in the Summary Compensation Table, with the exception that his base salary for 2022 at the rate in effect following his appointment as Chief Executive Officer is annualized for this purpose.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We had 76 active employees as of December 31, 2022, which is the date that we used to identify our median employee. To identify the median of the annual total compensation of our employees as of such date, we compared the sum of each employee’s base salary, 2022 bonus, the grant date fair value of equity awards granted during 2022 (determined in accordance with Topic 718) and 401(k) matching contribution for 2022. This compensation measure was consistently applied to all of our employees included in this calculation.

PAY VERSUS PERFORMANCE DISCLOSURE

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO John L. Higgins ($)	Summary Compensation Table Total for PEO Todd C. Davis ($)	Compensation Actually Paid for PEO John L. Higgins ($)(1)	Compensation Actually Paid to PEO Todd C. Davis ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(4)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)	Net Income (Loss) ($ thousands)	Revenue ($ thousands)
2022	16,764,990	5,195,169	12,243,958	4,977,510	3,852,731	2,922,612	92.32	113.65	(33,361)	196,245
2021	9,587,211	—	15,958,534	—	4,996,210	7,722,154	148.11	126.45	57,138	241,544
2020	5,842,767	—	6,788,815	—	2,846,812	3,246,826	95.36	126.42	(2,985)	163,562

(1) Compensation actually paid to our former Principal Executive Officer (“PEO”), John L. Higgins for each relevant fiscal year is presented in the following table:

Year	Summary Compensation Table Total for John L. Higgins ($)	Exclusion of Stock Awards and Option Awards for John L. Higgins ($)	Inclusion of Equity Values for John L. Higgins ($)	Compensation Actually Paid to John L. Higgins ($)
2022	16,764,990	(9,741,742)	5,220,710	12,243,958
2021	9,587,211	(8,360,810)	14,732,133	15,958,534
2020	5,842,767	(4,667,004)	5,613,052	6,788,815

(2) Compensation actually paid to our current PEO, Todd C. Davis for 2022 is presented in the following table:

Year	Summary Compensation Table Total for Todd C. Davis ($)	Exclusion of Stock Awards and Option Awards for Todd C. Davis ($)	Inclusion of Equity Values for Todd C. Davis ($)	Compensation Actually Paid to Todd C. Davis ($)
2022	5,195,169	(5,080,905)	4,863,246	4,977,510

(3) Average compensation actually paid to our non-PEO NEOs for each relevant fiscal year is presented in the following table:

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
2022	3,852,731	(3,366,384)	2,436,265	2,922,612
2021	4,996,210	(4,220,184)	6,946,128	7,722,154
2020	2,846,812	(2,074,223)	2,474,237	3,246,826

(4) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	John L. Higgins, Todd C. Davis	Matthew Korenberg, Tavo Espinoza, Andrew Reardon, Matthew W. Foehr, and Charles S. Berkman
2021	John L. Higgins	Matthew Korenberg, Matthew W. Foehr, and Charles S. Berkman
2020	John L. Higgins	Matthew Korenberg, Matthew W. Foehr, and Charles S. Berkman

(5) For the relevant fiscal year, the Peer Group TSR is from the NASDAQ Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The calculation of the TSR assumes an initial investment of $100 on January 1, 2020 through December 31 of the applicable year in the table above, assuming all dividends are reinvested.

The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by the individuals serving as our Chief Executive Officer or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation paid to the individuals serving as our Chief Executive Officer and our non-PEO NEOs for each applicable fiscal year and the Option Exercises and Stock Vested During 2022 table for the value realized by each of them upon the exercise of stock options and/or vesting of stock awards during 2022.

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

		Adjustments(1)
	Year	Year-End ASC 718 Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for ($)	Change in ASC 718 Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Vesting-Date ASC 718 Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in ASC 718 Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	ASC 718 Fair Value at Last Day of Prior Year of Equity Awards Forfeited During ($)	Total - Inclusion of Equity Value ($)
Todd C. Davis	2022	5,055,927	—	—	(192,681)	—	4,863,246
John L. Higgins	2022	—	(6,621,513)	16,896,532	(4,111,108)	(943,201)	5,220,710
	2021	6,506,295	5,230,428	223,475	2,771,935	—	14,732,133
	2020	4,657,103	334,654	604,582	16,713	—	5,613,052
Non-PEO NEOs	2022	3,368,797	(1,668,590)	1,487,576	(499,989)	(251,529)	2,436,265
	2021	3,354,183	2,320,671	93,981	1,177,293	—	6,946,128
	2020	2,071,606	127,864	268,699	6,068	—	2,474,237

(1) Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end dates or, in the case of vesting dates, the closing price per share on the applicable vesting dates; (ii) for stock options, a Black-Scholes value as of the applicable year-end or vesting dates, determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend yield based on our dividend yield methodology used for valuing stock options generally; and (iii) for PSUs, calculated by a Monte Carlo simulation model as of the applicable revaluation dates, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate. For additional information about the assumptions used to value our stock and option awards, please see Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023, and our Annual Report on Form 10-K for prior years.

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss), and (iv) our revenue, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022. TSR amounts reported in the graph assume an initial fixed investment of $100 on December 31, 2019 through December 31 of the applicable year in the graph, assuming all dividends were reinvested.

Compensation Actually Paid versus Net Income, Revenue and Adjusted EBITDA
Compensation Actually Paid
Revenue and Net Income
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
300,000,000
250,000,000
200,000,000
150,000,000
100,000,000
50,000,000
-
(50,000,000)
FY 2020
FY 2021
FY 2022
Compensation Actually Paid to John L. Higgins
Compensation Actually Paid to Todd C. Davis
Non-PEO NEO Average Compensation Actually Paid
Revenue
Net Income

Compensation Actually Paid versus Total Shareholder Return
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Compensation Actually Paid
$160
$140
$120
$100
$80
$60
$40
$20
$-
Total Shareholder Return
FY 2020
FY 2021
FY 2022
Compensation Actually Paid to John L. Higgins
Compensation Actually Paid to Todd C. Davis
Non-PEO NEO Average Compensation Actually Paid
TSR
Peer Group TSR

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

•Revenue
•Adjusted EBITDA
•Total Shareholder Return

The measures in the above list are not ranked. For additional details regarding how we link pay to financial performance measures, please see the section titled “Elements of Compensation—Annual Performance-Based Cash Compensation” and “Elements of Compensation—Long-Term Performance-Based Equity Incentive Program” in our Compensation Discussion and Analysis above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2022, the Human Capital Management and Compensation Committee was composed of Mr. Davis (Chair from January 1 through December 4, 2022, until such time as he became Chief Executive Officer of the Company on December 5, 2022), Mr. Haas (Chair from December 4 through December 31, 2022), Dr. LaMattina (member for the entire year), and Ms. Sarah Boyce (member from January 1 through October 31, 2022) and Mr. Aryeh (member from November 1 through December 31, 2022). No executive officer of our company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board or Human Capital Management and Compensation Committee.

EQUITY COMPENSATION PLANS

We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services, the 2002 Plan and the Employee Stock Purchase Plan. We also maintain the 2022 Inducement Plan, which has not been approved by our stockholders.

The following table summarizes information about our equity compensation plans as of December 31, 2022:

	(a) Number of securities to be issued upon exercises of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	3,254,969	$61.54	1,128,892(2)
Equity compensation plans not approved by security holders	84,957	$52.27	245,610(3)
	3,339,926	$61.31	1,374,502
(1)Includes options and RSUs outstanding under the plans, with PSUs included at “target” levels.
(2)At December 31, 2022, 1,093,011, and 35,881 shares were available under the 2002 Plan and the Employee Stock Purchase Plan, respectively, for future grants of awards (calculated by including PSUs at the “target” level). Of the shares available under the Employee Stock Purchase Plan at December 31, 2022, 2,126 of the 35,881 shares that were eligible for purchase were purchased during the offering period in effect on such date.
(3)With respect to the 2022 Inducement Plan, represents 245,610 shares available for issuance under such plan as of December 31, 2022, with PSUs included at “target” levels. The Company adopted the 2022 Inducement Plan in August 2022. We initially reserved 300,000 shares of our common stock for issuance pursuant to awards granted under the 2022 Inducement Plan. The terms of the 2022 Inducement Plan are substantially similar to the terms of our 2002 Plan with the exception that awards may only be made to an employee who has not previously been an employee or member of the Board if the award is in connection with commencement of employment and incentive stock options may not be issued under the 2022 Inducement Plan. The 2022 Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2022, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Pursuant to our Audit Committee charter, the Audit Committee is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the Audit Committee intends to review such transactions on a case by case basis. In addition, the Human Capital Management and Compensation Committee of the Board and/or the Board will review approve all compensation-related policies involving our directors and executive officers.

The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Compensation Discussion and Analysis—Severance and Change in Control Arrangements.”

Our certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Pursuant to the management rights letter between Viking Therapeutics, Inc. (“Viking”), and the Company dated May 21, 2014, the Company nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2022, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $70,203 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance).

All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the Audit Committee or a majority of the independent and disinterested members of the Board.

OTHER INFORMATION

DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2024 annual meeting of stockholders is December 22, 2023 (120 calendar days in advance of the anniversary of the date of this proxy statement), unless the date of the 2024 annual meeting of stockholders is changed by more than 30 days from the anniversary of the 2023 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals in order to be included in the proxy statement.

Stockholders intending to present a proposal at the 2024 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director must comply with the requirements set forth in our amended and restated bylaws. Our amended and restated bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not more than 120 days nor less than 90 days nor prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2024 annual meeting of stockholders no earlier than February 10, 2024 and no later than March 11, 2024. In the event that the date of the 2024 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, then our Secretary must receive such written notice not later than the 90th day prior to the 2024 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals and director nominations should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Blvd, Suite 110, San Diego, CA 92121.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2024, which is 60 days prior to the one-year anniversary of the date of the 2023 annual meeting.

ANNUAL REPORT ON FORM 10-K

Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2022 Annual Report at http://www.envisionreports.com/LGND, which does not have cookies that identify visitors to the site. A copy of the Annual Report of the Company on Form 10-K for the 2022 fiscal year has been mailed concurrently with this proxy statement to all stockholders that received a copy of the proxy materials in the mail. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Written requests for copies of our Annual Report to stockholders may also be directed to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Blvd, Suite 110, San Diego, CA 92121.

SOLICITATION OF PROXIES

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, we do not presently intend to solicit proxies other than by internet.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Blvd, Suite 110, San Diego, CA 92121, or contact our Corporate Secretary at (858) 550-7500. Also, if you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Blvd, Suite 110, San Diego, CA 92121, or contact our Corporate Secretary at (858) 550-7500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ ANDREW REARDON
Andrew Reardon
Chief Legal Officer and Secretary
April 20, 2023

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2022 that we filed with the SEC, we will send you one without charge. Please write to: Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Blvd, Suite 110, San Diego, CA 92121, Attn: Corporate Secretary. All of our SEC filings are also available in the Investors section of our website at www.ligand.com.

Ligand® VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/LGND** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/LGND

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2023 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3 and 1 YEAR on Proposal 4.

1. Election of Directors:

01 - Jason M. Aryeh
02 - Todd C. Davis
03 - Nancy R. Gray, Ph.D.
04 - Jason Haas
05 - John W. Kozarich, Ph.D.
06 - John L. LaMattina, Ph.D.
07 - Stephen L. Sabba, M.D.

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

Proposal	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Ligand's independent registered accounting firm	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. Approval, on an advisory basis, of whether the stockholder vote to approve the compensation of the named executive officers should occur every one, two or three years	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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